SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the registrant [ X ]
Filed by a party other than the registrant [     ]
Check the appropriate box:
[     ] Preliminary Proxy Statement
[     ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[     ] Definitive Additional Materials
[     ] Soliciting Material Pursuant to Section 240.14a-12

GENTEX CORPORATION
(Name of Registrant as Specified in Its Charter)

________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
[ X ] No fee required
[     ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies: ______________________________________
(2)	Aggregate number of securities to which transaction applies:______________________________________
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

(set forth the amount on which the filing fee is calculated and state how it was determined): ________________

(4)	Proposed maximum aggregate value of transaction: _____________________________________________
(5)	Total fee paid: _________________________________________________________________________

[     ] Fee paid previously with preliminary materials
[     ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: _________________________________________________________________
(2)	Form, Schedule, or Registration Statement No.: _______________________________________________
(3)	Filing Party: ___________________________________________________________________________
(4)	Date Filed: ____________________________________________________________________________

600 North Centennial Street

Zeeland, Michigan 49464

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

            The Annual Meeting of the Shareholders of Gentex Corporation (“the Company”), a Michigan corporation, will be held at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan, on Thursday, May 12, 2011, at 4:30 p.m. EDT, for the following purposes:

1.         To elect three directors as set forth in the Proxy Statement.

2.         To consider a shareholder proposal requesting that the Board of Directors issue a sustainability report.

3.         To consider a shareholder proposal requesting that the Board of Directors initiate the steps required to declassify the Board of Directors.

4.         To consider a shareholder proposal requesting that the Board of Directors initiate the steps to provide that director nominees are elected by majority vote in non-contested Director elections.

5.         To ratify the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ended December 31, 2011.

6.         To approve, on an advisory basis, the compensation of the Company's named executive officers.

7.         To determine, on an advisory basis, whether future shareholder advisory votes on named executive officer compensation should occur every one, two, or three years.

8.         To transact any other business that may properly come before the meeting, or any adjournment thereof.

            The Board of Directors recommends that shareholders vote:

A.      FOR Item 1

B.     AGAINST Item 2

C.     AGAINST Item 3

D.     NO RECOMMENDATION on Item 4

E.      FOR Item 5

F.      FOR Item 6, and

G.     FOR future advisory votes on executive officer compensation to occur every two years (Item 7).

2

(This page intentionally left blank)

3

Shareholders of record as of the close of business on March 18, 2011, are entitled to notice of, to attend, and to vote at the meeting.  We are pleased to offer multiple options for voting your shares.  As detailed in the “Solicitation of Proxies” section of the Proxy Statement, you can vote your shares via the Internet, by telephone, by mail or by written ballot at the Annual Meeting.  We encourage you to use the Internet to vote your shares as it is the most cost-effective method.  If your shares are held in "street name," (that is held for your account by a broker or other nominee), you will receive instructions from the holder of record that you must follow for your shares to be voted.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Shareholders to be held on May 12, 2011

You are receiving this notice that the proxy materials for our 2011 Annual Meeting of Shareholders are available on the Internet.

The following proxy materials can be found at https://materials.proxyvote.com/371901:

•    Company's 2011 Proxy Statement;

•    Company's Annual Report to Shareholders for the year ended December 31, 2010; and

•    Proxy Card or Voting Instruction Form.

Whether or not you expect to be present at the meeting, you are urged to promptly vote your shares using one of the methods discussed above.  If you do attend the meeting and wish to vote in person, you must withdraw your earlier-dated Proxy as set forth in the Proxy Statement, and provide proof of ownership of Company shares as of the record date of March 18, 2011.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Connie Hamblin

Connie Hamblin
Secretary

April 4, 2011

4

5

GENTEX CORPORATION

600 North Centennial Street

Zeeland, Michigan 49464

PROXY STATEMENT FOR ANNUAL MEETING

OF SHAREHOLDERS TO BE HELD MAY 12, 2011

QUESTIONS & ANSWERS

PROXY STATEMENT

Why am I receiving this Proxy Statement?

The Company’s Board of Directors is soliciting proxies for the 2011 Annual Meeting of Shareholders. You are receiving a Proxy Statement because you owned shares of the Company's common stock on March 18, 2011, which entitles you to notice of, to attend, and to vote at the meeting. By use of a Proxy, you may vote whether or not you plan to attend the meeting. This Proxy Statement describes the matters on which the Board would like you to vote, and provides information on those matters, so that you can make an informed decision.

The Notice of the Annual Meeting of Shareholders (including Notice Regarding the Availability of Proxy Materials), Proxy Statement, Annual Report for the year ended December 31, 2010, and Proxy Card or Voting Instruction Form are being mailed to shareholders on or about April 4, 2011.  These materials are available at https://materials.proxyvote.com/371901.  The Proxy Statement and Annual Report will also be available on the Company’s website at http://ir.gentex.com.

What will I be voting on?

•         Election of three directors (see pages 6-10).

•         To ratify the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2011 (see page 42).

•         To approve, on an advisory basis, the compensation of the Company's named executive officers (see page 43).

•         To determine, on an advisory basis, whether the frequency of future shareholder advisory votes on named executive officer compensation should occur every one, two, or three years (see pages 43-44).

The Board of Directors recommends a vote FOR each of the nominees to the Board of Directors, FOR ratification of the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2011; FOR approval of compensation of the Company's named executive officers; and FOR future shareholder advisory votes on named executive officer compensation to occur every two years.

Shareholders will also be voting on:

•         A shareholder proposal requesting that the Board of Directors issue a sustainability report.

•         A shareholder proposal requesting that the Board of Directors initiate the steps required to declassify the Board of Directors.

•         A shareholder proposal requesting that the Board of Directors initiate the steps to provide that directors are elected by majority vote in non-contested Director elections.

The Board of Directors recommends a vote AGAINST each of the first two shareholder proposals listed above, and makes NO RECOMMENDATION with respect to the third shareholder proposal listed above.

How do I vote?

You can vote either in person at the Annual Meeting or by Proxy without attending the Annual Meeting.  We urge you to vote by Proxy even if you plan to attend the Annual Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting and wish to vote in person, you must withdraw your earlier-dated Proxy in accordance with this Proxy Statement, and provide proof of ownership of Company shares as of the record date of March 18, 2011.

Please note that there are separate telephone and Internet arrangements, depending upon whether you are a holder of record [that is, if your shares are registered in your own name with the Company's transfer agent and you have possession of your stock certificate(s)] or whether you hold your shares in “street name” (that is, if your shares are held for you by a broker or other nominee).

Shareholders of record voting by Proxy may use one of the following three options:

•         Voting by Internet (log on to www.proxyvote.com and follow the directions there). We recommend you vote this way as it is the most cost-effective method; or

•         Voting by toll-free telephone (instructions are on the Proxy Card or Voting Instruction Form); or

•         Filling out the enclosed Proxy Card or Voting Instruction Form, signing it, and mailing it in the enclosed postage-paid envelope.

If you hold your shares in “street name,” please refer to the information forwarded by your broker or other nominee to see which options are available to you.

A beneficial owner who wants to cast a vote in an election directly, rather than have a broker or other nominee do so, can either:  become a registered owner; or ask the broker or nominee to execute a proxy on your behalf.  You can become a registered owner by having your broker or other nominee "certificate" your position, in which case you will receive an actual certificate for your stock, or your share ownership can be moved into a "direct registration system."  Alternatively, you can check a box on the Voting Instruction Form indicating your plan to attend the meeting and to vote your shares directly, in which case your broker or other nominee should then send you your proxy.  Please contact your broker or other nominee for more details.

The telephone and Internet voting facilities for shareholders of record will close at 11:59 p.m. EDT on May 11, 2011. If you vote over the Internet, you may incur costs, such as telephone and Internet access charges, for which you will be responsible. The telephone and Internet voting procedures are designed to authenticate shareholders by the use of control numbers and to allow you to confirm that instructions have been properly recorded.

Can I change my vote?

Yes. At any time before your Proxy is voted at the meeting, you may change your vote by:

•         Revoking it by written notice to the Secretary of the Company at the address on the cover of the Proxy Statement;

•         Delivering a later-dated Proxy (including a telephone or Internet vote); or

•         Voting in person at the meeting.

If you hold your shares in “street name,” please refer to the information forwarded by your broker or other nominee for procedures on revoking or changing your Proxy.

How many votes do I have?

You will have one vote for every share of common stock that you owned on March 18, 2011.

How many shares are entitled to vote?

There were 142,558,829 shares of the Company common stock outstanding as of March 18, 2011, and entitled to vote at the meeting.  Each share is entitled to one vote.

How many votes must be present to hold the meeting?

Under the Company’s Bylaws, a majority of all of the voting shares of the capital stock issued and outstanding as of March 18, 2011, must be present in person or by Proxy to hold the Annual Meeting.

What if I do not vote for some or all the matters listed on my Proxy Card or Voting Instruction Form?

If you return a Proxy Card or Voting Instruction Form without indicating your vote for some or all of the matters, if permissible, your shares will be voted as follows for any matter you did not vote on:

•         For the approval of the director nominees to the Board of Directors listed on the card.

•         For ratification of Ernst & Young LLP as the Company’s auditors for the fiscal year ended December 31, 2011.

•         For the approval, on an advisory basis, of the compensation of the Company's named executive officers.

•         For the approval, on an advisory basis, of future shareholder advisory votes on named executive officer compensation to occur every two years.

•         Against the shareholder proposal requesting that the Board of Directors issue a sustainability report.

•         Against the shareholder proposal requesting that the Board of Directors initiate the steps required to declassify the Board of Directors.

•         Abstain with respect to the shareholder proposal requesting that the Board of Directors initiate the steps to provide that directors are elected by majority vote in non-contested Director elections.

How many votes are needed for the approval of items upon which the shareholders are being asked to vote?

•         Under Michigan law, the three nominees for director will be elected by a plurality of the votes cast.

•         Approval of each of the shareholder proposals is by a majority of the votes cast, but implementation of those proposals will still require additional action as described in this Proxy Statement.

•         Ratification of the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ended December 31, 2010, is by a majority of the votes cast.

•         The proposals to approve the compensation of the Company's named executive officers and to determine whether the frequency of future shareholder advisory votes on named executive officer compensation should occur every one, two, or three years are advisory and the Board of Directors will take such votes into account when considering future actions.

What if I vote “abstain?”

A vote to “abstain” on the election of the directors or on the proposals will have no effect on the outcome, but the Board of Directors will consider abstentions in determining future actions.

What if I do not return my Proxy Card or Voting Instruction Form and do not attend the Annual Meeting?

If you are a holder of record and you do not vote your shares, your shares will not be voted.

If you hold your shares in “street name,” and you do not give your broker or other nominee specific voting instructions for your shares, your broker or other nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon.

If you do not give your record holder specific voting instructions and your record holder does not vote on the matters to be voted upon, the votes will be “broker non-votes.”  “Broker non-votes” will have no effect on the vote for the election of directors or the other matters to be voted upon.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•         as necessary to meet applicable legal requirements;

•         to allow for the tabulation of votes and certification of the vote; or

•         to facilitate successful Proxy solicitation by our Board of Directors.

Occasionally, shareholders provide written comments on their Proxy Cards or Voting Instruction Forms which are then forwarded to the Company’s management.

ANNUAL REPORT

Will I receive a copy of the Company’s Annual Report?

Unless you have previously elected to view the Company's Annual Report over the Internet, we have mailed the Annual Report for the year ended December 31, 2010, with this Proxy Statement. The Annual Report includes the Company’s audited financial statements, along with other information.  You are urged to read it carefully.

How can I receive a copy of the Company’s Form 10-K?

You can obtain, free of charge, a copy of our Form 10-K for the year ended December 31, 2010, which we recently filed with the Securities and Exchange Commission, by writing to:

            Corporate Secretary

            Gentex Corporation

            600 North Centennial Street

            Zeeland, Michigan 49464

You can also obtain a copy of the Company’s Form 10-K and other periodic filings with the Securities and Exchange Commission (SEC) on the Company’s Internet web site under the heading “SEC Filings” at:

http://ir.gentex.com

The Company’s Form 10-K and other SEC filings mentioned above are also available from the SEC’s EDGAR database at http://www.sec.gov.

ELECTRONIC DELIVERY AND AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT

Can I access the Company’s proxy materials and Annual Report electronically?

This Proxy Statement and the 2010 Annual Report are available at:

https://materials.proxyvote.com/371901.

They are also available on the Company’s Internet web site under the heading “Electronic Literature” at:

http://ir.gentex.com

Most shareholders can elect to view future Proxy Statements and Annual Reports over the Internet instead of receiving paper copies in the mail, and the Company urges you to do so.

If you are a holder of record, you can choose this option and save the Company the cost of producing and mailing these documents by:

•         Following the instructions provided when you vote over the Internet, or

•         Going to https://www.icsdelivery.com/gntx and following the instructions provided.

If you are a holder of record and you choose to view future Proxy Statements and Annual Reports over the Internet, you will receive an e-mail message next year containing the Internet address to access the Company’s Proxy Statement and Annual Report.   The e-mail also will include instructions for voting over the Internet. Your choice will remain in effect until you tell us otherwise. You do not have to elect Internet access each year.

If you hold your shares in “street name,” and choose to view future Proxy Statements and Annual Reports over the Internet and your broker or other nominee participates in this service, you will receive an e-mail message from your broker/nominee next year containing the Internet address to use to access the Company’s Proxy Statement and Annual Report.

HOUSEHOLDING INFORMATION

What is “householding?”

The Company has adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission. “Householding” is intended to reduce printing costs, mailing costs and fees by eliminating the mailing of duplicate copies of the Annual Report and Proxy Statement to any household at which two or more shareholders reside if they appear to be members of the same family.  Under this procedure, a single copy of the Annual Report and Proxy Statement will be sent to such households if the shareholders at such household consent, unless one of the shareholders at the address notifies us that they wish to receive additional copies.  Consent given will remain effective until revoked by a shareholder.

Shareholders who participate in householding will continue to receive separate Proxy Cards or Voting Instruction Forms. If a single copy of the Annual Report and Proxy Statement was delivered to an address that you share with another shareholder, at your request to the Corporate Secretary (at 600 North Centennial Street, Zeeland, Michigan 49464, 1-616-772-1800), we will promptly deliver a separate copy.

How do I withhold my consent to the householding program?

If you are a holder of record and share an address and last name with one or more holders of record, and you wish to continue to receive separate Annual Reports, Proxy Statements and other disclosure documents, you should withhold your consent by checking the appropriate box on the enclosed Proxy Card or Voting Instruction Form and returning it by mail in the enclosed envelope. Even if you vote by telephone or Internet, the enclosed Proxy Card or Voting Instruction Form should be returned and marked appropriately to withhold your consent to householding.

If you do not return the Proxy Card or Voting Instruction Form to withhold your consent to the householding program, you may revoke your consent at any future date.  Please contact Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.  You will be removed from the householding program within 30 days of the receipt of the revocation of your consent, following which you will receive an individual copy of our disclosure documents.

If you are receiving multiple copies of the Annual Report and Proxy Statement at an address shared with another shareholder, you may also contact Broadridge to participate in the householding program.

A number of brokerage firms have instituted householding.  If you hold shares in “street name,” please contact your broker or other nominee to request information about householding.

SOLICITATION OF PROXIES

            This Proxy Statement is being furnished on or about April 4, 2011, to the shareholders of Gentex Corporation as of the record date, in connection with the solicitation by the Board of Directors of the Company of Proxies to be used at the Annual Meeting of Shareholders to be held on Thursday, May 12, 2011, at 4:30 p.m. EDT, at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan.

            Each shareholder as of the record date, as an owner of the Company, is entitled to vote on matters to come before the Annual Meeting. The use of Proxies allows a shareholder of the Company to be represented at the Annual Meeting if he or she is unable to attend in person.

            There are four ways to vote your shares:

1)                  By Internet at www.proxyvote.com.   We encourage you to vote this way.

2)                  By toll-free telephone (refer to your Proxy Card or Voting Instruction Form for the correct number).

3)                  By completing and mailing your Proxy Card or Voting Instruction Form.

4)                  By written ballot at the Annual Meeting.

If the form of Proxy accompanying this Proxy Statement is properly executed using any of the methods described above, the shares represented by the Proxy will be voted at the Annual Meeting of Shareholders and at any adjournment of the meeting. Where shareholders specify a choice, the Proxy will be voted as specified. If no choice is specified, the shares represented by Proxy will be voted FOR the election of all nominees named in the Proxy; to ratify Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2010; to approve, on an advisory basis, the compensation of the Company's named executive officers; to approve, on an advisory basis, for future shareholder advisory votes on named executive officer compensation to occur every two years; AGAINST the shareholder proposals requesting that the Board of  Directors issue a sustainability report and the shareholder proposal requesting that the Board of Directors initiate steps required to declassify the Board of Directors; and ABSTAIN with respect to the shareholder proposal requesting that the Board of Directors take steps to provide that director nominees are elected by a majority vote in non-contested Director elections.  These proposals are described in this Proxy Statement.  A Proxy may be revoked prior to its exercise by (1) delivering a written notice of revocation to the Secretary of the Company, and (2) delivery of a later-dated Proxy including a telephone or Internet vote, or (3) attending the meeting and voting in person, as discussed above.

VOTING SECURITIES AND RECORD DATE

            March 18, 2011, has been fixed by the Board of Directors as the record date for determining shareholders entitled to vote at the Annual Meeting.  On that date, 142,558,829 shares of the Company’s common stock, par value $.06 per share, were issued and outstanding. Shareholders are entitled to one vote for each share of the Company’s common stock registered in their names at the close of business on the record date. Abstentions and broker non-votes are counted for the purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes are not, however, counted in tabulations of votes cast on matters presented to shareholders, though the Board of Directors will consider abstentions in determining future actions.

ELECTION OF DIRECTORS

            The Company’s Restated Articles of Incorporation specify that the Board of Directors shall consist of at least six, but not more than nine members, with the exact number to be determined by the Board. The Board has currently set the number of directors at nine. The Restated Articles of Incorporation also specify that the Board be divided into three classes, with the classes to hold office for staggered terms of three years each.

The majority of the members of the Company’s Board of Directors qualify as “independent directors” as determined in accordance with the current listing standards of The NASDAQ Global Select Market (“NASDAQ”).  Based on the current NASDAQ listing standards, the Company’s Board has identified and affirmatively determined the following individuals have no material relationships with the Company other than as a director and are independent: Gary Goode, Ken La Grand, Arlyn Lanting, John Mulder, Rande Somma, Wallace Tsuha, and James Wallace.  In making its independence determinations, the Board considered: the former employment and a former consulting arrangement of Mr. Mulder; the former employment of Mr. La Grand; and the former employment of Mr. Lanting.  The Board determined that these circumstances do not interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Each of the current Board of Directors members (including the nominees for election as directors at the Annual Meeting) meet the required experience and qualifications set forth in the Company's Position Profile:  Member of the Board of Directors, including, but not limited to, knowledge and experience working with an entrepreneurial company, high levels of personal and professional integrity, distinguished management careers, and the demonstrated or perceived ability to work efficiently as Board members.  Combined with the other desirable characteristics and experience of such individuals, these individuals have the experience, qualifications, attributes, and/or skills which led the Nominating Committee to recommend such individuals to the Board for nomination for election to the Board and led the Board to conclude such individuals should be nominated for election to the Board.

            The terms of current Board of Directors members Arlyn Lanting, Kenneth La Grand, and Rande Somma expire upon the election of the directors to be elected at the 2011 Annual Meeting.  Mr. La Grand and Mr. Somma will not stand for re-election.  The Board has (upon the recommendation of the Company's Nominating Committee) nominated Arlyn Lanting, Mark Newton, and Richard Schaum for election as directors at the Annual Meeting, each to serve a three-year term expiring in 2014.

--Mr. Lanting has served as a director of the Company since 1981 and was most recently elected as a director by the Company's shareholders in 2008.  Mr. Lanting's long-term service has demonstrated his ability to apply his breadth of business experience (ranging from start-ups to publicly-held companies) to the Company's particular circumstances, opportunities, and challenges.  Mr. Lanting's past involvement with the public offering process as well as publicly-held companies provides insight with respect to the issues (such as disclosure and market perception) that are a part of being a publicly-held company.  Finally, Mr. Lanting offers the Board experience and knowledge with respect to investing issues.

--Mr. Newton has been nominated as a director for the first time.  He joined the Company in 2004 and has held several management positions in increasingly challenging roles and levels of responsibility, beginning as an Advanced Lighting Developer in 2004.  He was then promoted to Photonics Engineering Manager in 2005; to Vice President of Purchasing and Photonics in 2006; to Vice President of Purchasing and Advanced Technology in 2007; to Senior Vice President of Electrical Engineering and Purchasing in 2008 and became an executive officer of the Company that same year.  He was promoted to Senior Vice President of Electronics, Purchasing and North American Sales in 2009 and to Senior Vice President in 2010.  By virtue of his former and current executive positions, Mr. Newton has a thorough understanding of the global automotive industry and electronics technology, the core principles of the Company, and virtually all aspects of tier one automotive suppliers and their customers.  Mr. Newton knows and understands the entrepreneurial culture of the Company and the importance of that culture in terms of the past and ongoing success of the Company.  Based on Mr. Newton’s interactions with the Board to date, there is little doubt that he will be able to work effectively with the current Board members. Mr. Newton has demonstrated his potential contribution to the Board of Directors in meetings of the Board, which was cause for him to be recommended to the Nominating Committee as a potential candidate for nomination for election as a director of the Company by several members of the Board of Directors, including Gary Goode and James Wallace.

--Mr. Schaum has been nominated for election as a director for the first time.  He has nearly four decades of experience in product development, manufacturing and program management.  Mr. Schaum has a long and distinguished career at Chrysler Corporation, beginning in 1971 in the areas of engineering and manufacturing.  He held a number of senior management positions with increasingly challenging roles in engineering, including Executive Engineer – Powertrain Engineering, where he was responsible for the design and development of all Chrysler Group engines, transmissions, axles and powertrain control systems.  He was General Manager of Truck Engineering, with responsibility for all Dodge truck development, and was Senior Vice President of Quality and Serviceability and also served as Senior Vice President of Engineering and General Manager of Powertrain Operations, responsible for powertrain manufacturing operations at 11 plants.  Finally, he retired from DaimlerChrysler in 2003 as Executive Vice President of Product Development and Quality.  Next, Mr. Schaum joined Wavecrest Laboratories, a start-up company involved in the commercialization of proprietary electric propulsion systems, as Vice President of Vehicle Systems.  That company was sold in 2008.

Mr. Schaum is now General Manager of 3rd Horizon Associates LLC, an automotive technology consulting firm.  This experience, ranging from an original equipment manufacturer to entrepreneurial start-up companies, ranging from product development to manufacturing and engineering, should provide the Board of Directors with valuable insight and input.  Based on information provided by Mr. Schaum to the Board of Directors, the Board has affirmatively determined that Mr. Schaum has no material relationships with the Company and will qualify as an independent director under the current NASDAQ listing standards, if elected.  Mr. Jim Wallace, Chairman of the Company's Nominating Committee, recommended Mr. Schaum to the Nominating Committee as a potential candidate for nomination for election as a director.  Mr. Schaum is a fellow of the Society of Automotive Engineers and served as its President in 2007.  Mr. Schaum also currently serves on the Board of Directors and on the Corporate Governance Committee at BorgWarner, Inc.  He also sits on the Board of Directors and on the Compensation Committee of Sterling Construction Company, Inc.

Unless otherwise specifically directed by a shareholder’s marking on the Proxy Card or Voting Instruction Form, or in directions given either via the Internet or telephone, the persons named as Proxy voters in the accompanying Proxy will vote for the nominees described above and below. If any of these nominees becomes unavailable, which is not now anticipated, the Board may designate a substitute nominee, under the recommendation of the Nominating Committee, in which case the accompanying Proxy will be voted for the substituted nominee.  Proxies cannot be voted for a greater number of persons than the number of nominees named.

            A plurality of votes cast by shareholders at the meeting is required to elect directors of the Company under Michigan law. Accordingly, the three nominees who receive the largest number of affirmative votes will be elected, regardless of the number of votes received.  Broker non-votes and votes withheld will not have a bearing on the outcome of the election (though the Nominating Committee and Board of Directors will consider abstentions in making future nominations). Votes will be counted by Inspectors of Election appointed by the presiding officer at the Annual Meeting.

            The Board of Directors recommends a vote FOR the election of all persons nominated by the Board.

            The content of the following table relating to age and business experience is based upon information furnished to the Company by the nominees and directors, as of March 1, 2011.

Name (Age) and Position	Business Experience Past Five Years
Nominees For Terms To Expire in 2014
Arlyn Lanting (70) Director since 1981

Until its dissolution in 2007, Mr. Lanting served as the Vice President-Finance of Aspen Enterprises, Ltd., a Grand Rapids, Michigan, investment company.  He held that position for more than five years.  Mr. Lanting serves on the Company's Executive Committee.  Mr. Lanting has affirmatively been identified as an independent director by the Board of Directors.  See above for more information regarding his experience, qualifications, attributes and skills.

Mark Newton (51) New nominee

Mr. Newton is Senior Vice President of the Company.  He joined the Company in 2004 as Advanced Lighting Developer and has been promoted as set forth above.  Mr. Newton has significant experience in optoelectronics and LED/lighting, working with companies headquartered in the Far East.  He was Vice President of the American operations for sales, marketing and distribution of Unity LEDs (light-emitting diodes) and fiber optic products that are manufactured in Taipei and Schenzen, China, including components utilized for automotive signal lighting and interior semiconductor lighting applications.    At Eaton Corporation, he was a top performer in the sale of advanced automotive headlamp systems, and at North American Lighting he developed, engineered and served as the program manager for a number of advanced automotive lighting products for automakers globally.  See above for more information regarding his experience, qualifications, attributes and skills.

Richard Schaum (64) New nominee

Mr. Schaum was employed in various capacities at Chrysler Corporation for more than 32 years, primarily in Powertrain and Truck Engineering, and the Quality and Serviceability areas from 1971 to 2003, as set forth above.  By virtue of Mr. Schaum’s former executive position at a large automaker, he has a thorough understanding of the global automotive industry and the unique challenges faced by automotive suppliers, including both organizational and administrative issues.  Mr. Schaum’s experience in Powertrain engineering also provides the Board with engineering, management and manufacturing experience to draw upon.  Mr. Schaum is a fellow of the Society of Automotive Engineers and served as its President in 2007.  Mr. Schaum has affirmatively been identified as an independent director by the Board of Directors, if elected.  Mr. Schaum also currently serves on the Board of Directors and on the Corporate Governance Committee at BorgWarner, Inc.   He also sits on the Board of Directors and on the Compensation Committee of Sterling Construction Company, Inc.  See above for more information regarding his experience, qualifications, attributes and skills.

Directors Whose Terms Expire in 2013
John Mulder (74) Director since 1992

Mr. Mulder was the Vice President-Customer Relations of the Company from February 2000 to June 2002.  Previously, he was Senior Vice President-Automotive Marketing of the Company from September 1998 to February 2000. Prior to September 1998, he was Vice President- Automotive Marketing of the Company for more than five years.  Mr. Mulder has affirmatively been identified as an independent director by the Board of Directors.  Mr. Mulder's overall understanding of the Company's primary industry and intimate knowledge of selling to automotive original equipment manufacturers provides valuable insight for the Board of Directors.  His familiarity with the Company's core business principles and close relationships developed over the years with relevant decision makers at the Company's customers provide the Board with a unique perspective.

Frederick Sotok (76) Director since 2000

Mr. Sotok was Executive Vice President and Chief Operating Officer of Prince Corporation (manufacturer of automotive interior parts that was acquired by Johnson Controls in 1996) from October 1977 to October 1996.  By virtue of Mr. Sotok's former executive position at a large automotive interior parts supplier, Mr. Sotok has a thorough understanding of the global automotive industry and the unique challenges faced by automotive suppliers, including both organizational and administrative issues.  Mr. Sotok's 17 years of experience in manufacturing management at General Electric also provide the Board with manufacturing experience to draw upon.

Wallace Tsuha (67) Director since 2003

Mr. Tsuha is Chairman and Chief Executive Officer of Saturn Electronics & Engineering, Inc. in Rochester Hills, Michigan, which is a global supplier of automotive electronics, electrical wiring, and electro-mechanical products to OEMs and their first tier suppliers.  Mr. Tsuha has held this position for more than five years.  Mr. Tsuha serves on the Company's Audit and Compensation Committees.  Mr. Tsuha has affirmatively been identified as an independent director by the Board of Directors.  As the founder and CEO of a global supplier of automotive electronics, electrical wiring, and electromechanical products to automotive original equipment manufacturers, Mr. Tsuha understands the Company's primary industry and, especially the application of electronics technology to the automotive industry.  Mr. Tsuha also offers race diversity.

Name (Age) and Position	Business Experience Past Five Years
Directors Whose Terms Expire in 2012
Fred Bauer (68) Director since 1981

Mr. Bauer is the Chairman and Chief Executive Officer of Gentex Corporation, and he has held that position for more than five years.  Mr. Bauer serves on the Company's Executive Committee.  As a founder of the Company, Mr. Bauer offers the Board of Directors a vast wealth of knowledge and experience which comes with over 35 years of dedicated service to the Company.  Mr. Bauer not only understands each of the industries in which the Company operates, but also has been integrally involved in the operational, engineering, administrative, and financial aspects of the Company for his entire tenure.  Mr. Bauer is the named inventor on a number of the Company’s patents as well.

Gary Goode (66) Director since 2003

Mr. Goode is the Chairman of Titan Distribution LLC, an Elkhart, Indiana, company that offers consulting and distribution services related to structural adhesives, and has held that position since 2004.  He was previously employed at Arthur Andersen LLP (“Andersen”) for 29 years, including 11 years as the managing partner of its West Michigan practice, until his retirement in March 2001.  Mr. Goode is the Audit Committee Chairman at, and a director of, Universal Forest Products, Inc.  He is the Chairman of the Company's Audit and Compensation Committees, and serves on the Company's Nominating Committee.  Mr. Goode has affirmatively been identified as an independent director by the Board of Directors and as an audit committee financial expert.  Mr. Goode's career in public accounting has provided him the opportunity to work with a great variety of small and large companies, both publicly held and privately held, in a broad array of industries (including automotive and technology companies).  Mr. Goode's experience brings the Board of Directors a well-developed financial perspective, accounting expertise, and familiarity with publicly held companies.

James Wallace (68) Director since 2007

Mr. Wallace is Chairman of the Board of Cranel, Inc., a Columbus, Ohio, company that provides storage, imaging, and information technology services; data storage solutions; document imaging, storage, publishing, and duplication services; and support, to the storage and imaging industry.  Previously, he served as President and Chief Executive Officer of Cranel, Inc. for more than five years.  Mr. Wallace is the Chairman of the Company’s Nominating Committee and serves on the Company's Compensation Committee.  Mr. Wallace has affirmatively been identified as an independent director by the Board of Directors.  Mr. Wallace brings to the Board experience working with an entrepreneurial company, an understanding of various technologies, and manufacturing expertise.

Directors Whose Terms Expire in 2011
Kenneth La Grand (70) Director since 1987

Mr. La Grand was the Executive Vice President of the Company from September 1987 to January 2003.  Mr. La Grand serves on the Company's Executive Committee.  Mr. La Grand understands core principles of the Company and its entrepreneurial nature, as well as the disclosure environment faced by publicly-held companies.  Mr. La Grand also has significant automotive industry experience.

Arlyn Lanting (70) Director since 1981	See above for description.
Rande Somma (59) Director since 2005

Mr. Somma currently acts as an independent consultant. Previously, he was the President of Automotive Operations - Worldwide, at Johnson Controls from 2002-2003, and was President of Automotive Operations – North America from 2000-2002.  Prior to that date and since 1988, Mr. Somma held several different managerial positions in the Automotive Systems Group at Johnson Controls.  Johnson Controls is a global market leader in automotive systems and facility management and control.  In the automotive market, it is a major supplier of integrated seating and interior systems and batteries.  Mr. Somma serves on the Company's Audit Committee.  Mr. Somma has affirmatively been identified as an independent director by the Board of Directors.  Mr. Somma's careers as an automotive industry executive and now as independent consultant have provided him perspective on operational, sales, and manufacturing aspects of an automotive supplier, from which the Board benefits.

Arlyn Lanting and Kenneth La Grand are brothers-in-law. There are no other family relationships between the nominees, directors, and executive officers of the Company.

COMMON STOCK OWNERSHIP OF MANAGEMENT

            The following table contains information with respect to ownership of the Company’s common stock by all directors, nominees for election as directors, executive officers named in the tables under the caption “EXECUTIVE COMPENSATION,” and all directors and such executive officers as a group.  The content of this table is based upon information supplied by the Company’s named executive officers, directors and nominees for election as directors, and represents the Company’s understanding of circumstances in existence as of March 1, 2011.

	Amount and Nature of Ownership
Name of Beneficial Owner	Shares Beneficially Owned (1)	Exercisable Options (2)	Percent of Class
John Arnold	10,182	0	*
Fred Bauer	4,639,696	493,200	3.3%
Steve Dykman	32,458	12,972	*
Gary Goode	67,000	60,000	*
Enoch Jen	114,046	53,002	*
Arlyn Lanting	336,100	36,000	*
Kenneth La Grand	81,401(3)	0	*
John Mulder	89,308(4)	6,000	*
Mark Newton	23,200	0	*
Richard Schaum	0	0	*
Rande Somma	0	0	*
Frederick Sotok	31,668(5)	18,000	*
Wallace Tsuha	35,000	30,000	*
James Wallace	31,500	24,000	*
All directors and executive officers as a group (14 persons)	5,491,559	733,174	3.9%

*Less than one percent.

(1)               Except as otherwise indicated by footnote, each named person claims sole voting and investment power with respect to the shares indicated.

(2)               This column reflects shares subject to options exercisable within 60 days, and these shares are included in the column captioned “Shares Beneficially Owned.”

(3)               Includes 10,500 shares held in a trust established by Mr. La Grand’s spouse, and Mr. La Grand disclaims beneficial ownership of these shares. Also includes 15,811 shares held in trust by Mr. La Grand’s spouse for the benefit of Mr. La Grand’s grandchildren, and Mr. La Grand disclaims beneficial ownership of these shares.

(4)               Includes 30,000 shares held in a trust established by Mr. Mulder's spouse, and Mr. Mulder disclaims beneficial ownership of these shares.

(5)               Includes 174 shares owned by Mr. Sotok’s spouse through a partnership, and Mr. Sotok disclaims beneficial ownership of these shares.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table contains information with respect to ownership of the Company’s common stock by persons or entities that are beneficial owners of more than five percent of the Company’s voting securities as of December 31, 2010.  The information contained in this table is based on information contained in Schedule 13G furnished to the Company.

Name and Address Of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Fidelity Management & Research Company (FMR, LLC) 82 Devonshire Street Boston, MA 02109	7,587,423 shares	5.41%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	7,363,622 shares	5.25%

__________________________________________________________________

SHAREHOLDER PROPOSAL BY WALDEN ASSET MANAGEMENT

            A shareholder, Walden Asset Management, a division of Boston Trust & Investment Mortgage Company ("Walden"), One Beacon Street, Boston, Massachusetts 02108, has informed the Company that it intends to present the proposal set forth below at the Company's Annual Meeting of Shareholders on May 12, 2011.  The total number of voting securities held by the proponent is approximately 255,000 shares as of August 13, 2010.  The exact number of voting securities held by Walden will be provided to shareholders upon the Company receiving an oral or written request.

SUSTAINABILITY REPORT SHAREHOLDER PROPOSAL

WHEREAS:

Internationally recognized index leader Dow Jones defines sustainable business as "encouraging long lasting social well being in communities where [companies] operate, interacting with different stakeholders (e.g. clients, suppliers, employees, government, local communities, and non-governmental organizations), and responding to their specific and evolving needs, thereby securing a long-term 'license to operate,' superior customer and employee loyalty, and ultimately superior financial returns."

We believe reporting on environmental, social and governance (ESG) business practices makes a company more responsive to the global business environment, characterized by finite natural resources, changing legislation, and heightened public expectations for corporate accountability. Reporting also helps companies better integrate and gain strategic value from existing sustainability efforts, identify gaps and opportunities in products and processes, develop company-wide communications, publicize innovative practices, and receive feedback.

Today, companies such as Bloomberg provide information on ESG performance that others including Goldman Sachs and Morgan Stanley utilize to assist in investment decisions. The Carbon Disclosure Project (CDP), currently representing 534 institutional investors globally with $64 trillion in assets, has for years requested greater disclosure from companies on their climate change management programs. The 2009 company response rate to the CDP for S&P 500 and the FTSE Global Equity Index Series 500 was 66% and 82%, respectively.

Furthermore, ESG disclosure is on the rise. According to a 2008 KPMG report on sustainability reporting, 79% of the 250 Global Fortune companies produce reports compared to 52% in 2005. Of the 100 top U.S. companies by revenue, 73% produced reports compared to 32% in 2005. Increasingly, small and medium capitalization companies are following this trend.

In contrast, Gentex Corporation (Gentex) does not report materially on its sustainability efforts and does not disclose specific greenhouse gas (GHG) data or management plans. Transparency on climate change abatement goals is one of the most financially significant environmental issues currently facing investors.

Environmental impact, occupational safety and health, and diversity are areas that can pose significant regulatory, legal, reputational and financial risks to business. Shareholders currently have no way to assess Gentex's performance in these areas. Moreover, significant Gentex customers like Ford Motor Company are increasingly requesting that suppliers expand disclosure of material ESG issues. In last year's annual meeting of shareholders, 33% of Gentex shares voted for a similar resolution, making a strong case by investors for sustainability reporting.

RESOLVED

Shareholders request that Gentex issue a sustainability report describing the company's ESG performance including GHG reduction targets and goals. The report should be prepared at reasonable cost, omitting proprietary information, by December, 2011.

SUPPORTING STATEMENT

We recommend that the report include a company-wide review of policies, practices, and metrics related to ESG performance. We encourage the use of the Global Reporting Initiative's (GRI) Sustainability Reporting Guidelines (G3). The GRI (www.globalreporting.org) is a globally accepted reporting framework considered the gold standard of reporting. The G3 provide a flexible reporting system that facilitates incremental reporting over time.

STATEMENT IN OPPOSITION TO SUSTAINABILITY REPORT

SHAREHOLDER PROPOSAL

The Board of Directors unanimously recommends a vote AGAINST the foregoing shareholder proposal.

The Board believes that approval of the proposed resolution is not in the best interests of the Company or its shareholders.  The Company already recognizes the importance, as both an ethical and a business responsibility, of addressing the environmental and social impacts of our business.  Our Code of Business Conduct and Ethics, posted on our website, reflects our commitment to conduct business in accordance with the letter and spirit of all applicable laws, rules, and regulations, and to avoid even the appearance of impropriety.  In addition, the Company has in place an environmental management system, which demonstrates the high priority the Company places on conducting business in a sustainable manner, while protecting the health and safety of team members, partners, and the communities in which we operate.

In fact, the Company has achieved ISO 14001 certification, which requires a structured management system to achieve and demonstrate sound environmental performance by controlling the impact that activities, products, and services have on the environment.  Pursuant thereto, a third-party audit is conducted on site annually with Company management to ensure continued compliance.  Furthermore, the Company consistently strives for continual improvement and periodically establishes and reviews objectives and targets to minimize the creation of waste, pollution, and adverse impacts on the environment.  Management and team members of all levels are expected to support our environmental management system and carry out their responsibilities consistent with the foregoing.

The Company also meets or exceeds all automotive industry standards, such as the End of Life Vehicles directive, and uses industry resources, such as the International Material Data System (a web-based system that provides automotive suppliers with a common format to report substances of concern within manufactured parts).  Overall, the Company's environmental management system encompasses energy efficiency, recycling, air quality, water quality, and waste disposal, among other issues.  To capture the foregoing, the Company previously offered to produce a periodic Environmental Report addressing the above (with proprietary information redacted), and provide a link to that document on the Company’s website in response to the proposed Walden resolution.  That offer, however, was not satisfactory to the proponent.

            The Company already demonstrates (and will continue to demonstrate) genuine concern about the relevant issues that would be covered in the sustainability report requested by the proponent (and has communicated and attempted to work with the proponent concerning transparency with respect to these issues as noted above).  Quite simply, the industries in which the Company operates already require us to do so, as those familiar with ISO 14001 and automotive industry requirements already understand.  As such, the Company's shareholders can access the Company's performance with respect to environmental matters notwithstanding the proponent's incorrect claim to the contrary.  The amount of time, effort, and other resources (monetary, etc.), however, required to produce and maintain a sustainability report in the form recommended by the proponent would divert significant resources that the Board believes should be focused on managing and growing the Company with new technology, product development and sales in a still uncertain automotive industry.  Importantly, such a report would not change existing compliance practices, as the Company's existing practices are already sound.  Also, even though this proposal states that proprietary information may be omitted, we are concerned that a report in the form recommended by the proponent (utilizing GRI Guidelines) could be competitively harmful for the Company to make available publicly.  For example, many of the materials used by the Company in manufacturing products are, on their own, considered to be trade secrets at the Company.  Previous offers by the Company to make a report available, with such information redacted, were rejected by the proponent.  The Board of Directors strongly feels that preparing such a sustainability report would be an unnecessary and imprudent use of the Company's assets.

The unwillingness to accept disclosure of a periodic Environmental Report, as discussed above, and recommending that the Company use the Global Reporting Initiative's Sustainability Reporting Guidelines (the "Guidelines") and the “Carbon Disclosure Project (CDP) as a means to specifically report on its greenhouse gas emissions,” implies that the content of the proponent's requested report would be far more comprehensive and reach beyond the proponent's stated sustainability considerations.  The Guidelines (identified by the proponent as the “gold standard of reporting”) address not only environmental performance and product responsibility, but also topics such as international labor standards and practices, human rights, climate change, carbon emissions, and workplace diversity.  The proposal explicitly requests that the Company provide “specific information on greenhouse gas emissions and management plans for their reduction.”  Again, these issues appear to go well beyond sustainability concerns for the Company, given the nature of our business.

A review of the Global Reporting Initiative's website (www.globalreporting.org) demonstrates that the Guidelines are over 40 pages in length and appear to be much more appropriate for global companies with multi-billions of dollars in annual revenues and significant global environmental footprints (as opposed to the Company).  It is worth noting that, while the shareholder proposal provides some statistical information on the 250 Global Fortune companies and top 100 companies by revenue, it does not do so for small and medium companies.  The Company believes that the recommended use of the Guidelines, in addition to our interactions with the proponent, demonstrate a certain lack of familiarity with the Company in terms of our size, clean manufacturing environment and processes (as required by Company policy as well as industry standards), footprint and staffing.  It is unclear to the Company how the Company can construct and prepare a sustainability report that would be satisfactory to the proponent and beneficial to our shareholders, especially considering what the Company has already offered the proponent in terms of disclosure.  Environmental matters, sustainability, and the other topics covered in the Guidelines are virtually never a topic of discussion in the Company's interactions with the investment community (including the Company's largest shareholders), implying that our shareholders are satisfied with the Company's performance in these areas.  In fact, the proponent made substantially this same proposal last year and received support of only 23 percent of the Company's outstanding shares.  Notwithstanding the foregoing, the proponent (a self-described socially responsible investor who owns less than 0.1 percent of the Company's stock) believes that the Company should follow guidelines which are obviously intended for organizations with footprints that are vastly larger than the Company.

The proponent's resolution, if implemented, will require an excessive amount of Company time, effort, and money, compared with any incremental benefit.  The Company has a long history of dedication to good corporate citizenship.  Preparing the requested report would deplete human and financial resources without providing any meaningful or demonstrable benefit to our shareholders, our employees, or the communities in which we operate.  Again, we do not believe it is in the best interest of our shareholders for the Company to add staff and spend additional time and money to develop a report that lacks an immediate and tangible return for our shareholders.  The Board believes that it is far more important to the majority of the Company’s shareholders that management continues to focus on improving areas of the Company that can provide tangible results to our shareholders.

Again, and for all of the above reasons, the Board of Directors unanimously recommends that you vote AGAINST this shareholder proposal.

Approval of the shareholder proposal requesting that the Board of Directors issue a sustainability report would begin with approval of a majority of the votes cast by holders of the shares entitled to vote at the Annual Meeting of Shareholders, and would still require Board approval and implementation.

SHAREHOLDER PROPOSAL BY THE CHRISTOPHER REYNOLDS FOUNDATION

A shareholder, The Christopher Reynolds Foundation, 135 East 83rd Street, 15A, New York, New York 10028, has informed the Company that it intends to present the proposal set forth below at the Company's Annual Meeting of Shareholders on May 12, 2011.  The total number of voting securities held by the proponent is approximately 1,550 shares as of September 7, 2010.  The exact number of voting securities held by the proponent will be provided to shareholders upon the Company receiving an oral or written request.  The Christopher Reynolds Foundation stated that Walden is its investment manager and works closely with it on these issues (and requested that Walden be a part of any dialogue with the Company).

DECLASSIFICATION OF DIRECTORS SHAREHOLDER PROPOSAL

BE IT RESOLVED, that the shareowners of Gentex Corporation request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual election of directors, whereby directors would be elected annually and not by classes. This declassification policy can be phased in so that it does not affect the unexpired terms of directors.

SUPPORTING STATEMENT

We believe accountability by the Board of Directors is vitally important to shareowners of the Company. Thus we are sponsoring this shareowner proposal which, as implemented, would reorganize the election of the Board so that each director stands for re-election by shareowners each and every year.

This would eliminate Gentex's so-called "classified board," whereby the trustees are divided into three classes, each serving a three-year term. Under the current structure, shareowners can only vote to elect one third of the Board each year.

Many institutional investors also believe that corporate governance policies and practices, and the level of accountability they create, are closely related to financial performance. It seems intuitive that when directors are accountable for their actions, they perform better.

In our opinion, the classified structure of the board is not in shareholders' best interest because it reduces accountability to shareholders. Annual election of directors gives shareowners the power to replace a poorly functioning Director, or replace a majority of directors, if a situation arises warranting such drastic action. We don't believe declassifying the board would destabilize Gentex in any way or affect the continuity of director service.

Increasingly, major corporations are adopting this governance change. In 2010 over 70% of S & P 500 companies had annual elections of board members.

In addition, shareholder resolutions requesting annual elections regularly receive votes of over 50%. In 2009 the average vote was 68%, and in 2010 the average vote was 58% in favor of resolutions with 30 votes over 50% indicating strong investor support.

Increasingly, companies themselves are presenting resolutions seeking shareholder support for declassification. These management-backed, sponsored resolutions seeking annual elections regularly receive votes in the 90% plus range. This is clearly a trend with companies as they strive to adopt best governance practices.

A staggered Board has been found to be one of six entrenching mechanisms that are negatively correlated with company performance. (See "What Matters in Corporate Governance?" Lucian Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005.)

Shareowners support excellent corporate governance and believe that it affects shareowner value. If Gentex were to take the steps necessary to declassify its Board as requested in this resolution, it would be a strong statement that Gentex is committed to good corporate governance and is listening to its investors.

If passed and implemented, shareowners would have the opportunity to register their views at each annual meeting on the performance of the Board as a whole and of each trustee as an individual.

STATEMENT IN OPPOSITION TO DECLASSIFICATION SHAREHOLDER PROPOSAL

            The Board of Directors unanimously recommends a vote AGAINST the foregoing shareholder proposal.

The entire Board of Directors is responsible for the corporate governance of the Company.  The Board has followed the board declassification issue and believes that taking steps to declassify the Board and asking shareholders to annually elect directors would not serve the best interests of our shareholders, notwithstanding the fact that other companies have declassified their boards.  Under the Company's Restated Articles of Incorporation, directors of the Company are divided into three classes, each such director serving three-year terms, staggered so approximately one-third of the directors stand for election each year.  Historically, this classified structure has been very common.

Company Stability and Continuity.  The Board of Directors is structured into classes to provide for stability, continuity, and independence, while also enhancing long term planning, yet at the same time remaining accountable to the shareholders.  The current Board structure ensures that experienced directors who are knowledgeable about the Company's business, products, markets, opportunities, and challenges are always in place.  A classified Board also benefits the Company's shareholders because it helps attract and retain highly qualified director candidates who are willing to make long-term commitments of the time and resources required to understand the Company, our operations, and our competitive environment.

Independence.  The Company believes that it has consistently demonstrated sound corporate governance practices as evidenced by its actions and results (and not just some score generated by any type of corporate governance ratings system).  The Board of Directors is comprised of a majority of independent directors.  The Company's director independence standards reflect both the listing standards of NASDAQ as well as the Security and Exchange Commission director independence standards.  The Company has adopted a Code of Business Conduct and Ethics that requires all directors, officers, and employees to act in accordance with all laws, rules, and regulations and avoid even the appearance of impropriety.  In addition, the three most important standing committees of the Board (Nominating, Compensation, and Audit Committees) consist entirely of independent directors.  Electing directors to three-year terms enhances independence of directors by providing them with a term in office that allows directors to focus on the long-term interests of the Company and shareholders.  Independent directors are able to make decisions that are in the best interests of the Company and shareholders, without having to consider the special interest groups that could impact annual elections.

Accountability to Shareholders.  Notwithstanding the proponent's contention to the contrary, under the Michigan Business Corporation Act, directors elected to three-year terms are just as accountable to shareholders as directors elected annually.  All directors are required to uphold their fiduciary duties to the Company and our shareholders regardless of their term.  In addition, the Board of Directors believes that the annual election of one-third of the directors provides shareholders with an effective means to achieve change and evaluate the performance of the Company and the directors.

Shareholder Protections.  The existing classified Board of Directors strongly encourages potential acquirers to deal with the Board if they are interested in acquiring the Company, and better positions the Board to effectively negotiate on behalf of shareholders to realize the greatest possible value for the Company's shareholders.  While the proponent cites a study indicating that a staggered board can be negatively correlated with company performance, the power provided by a classified board can also lead to increased shareholder wealth, especially in the takeover context.  The classified board structure is designed to safeguard against a hostile purchaser replacing a majority of our directors with its own nominees at a single annual meeting, thereby gaining control of the Company without paying fair value to the shareholders for such control.  The proponent suggests that declassifying the Board would not destabilize the Company in any way or affect the continuity of directors.  The Board disagrees, especially in the context of a fight for control, as well as in terms of attracting and retaining qualified directors.  The Company's classified Board does not in any way preclude a takeover, but rather provides the Board with the time and flexibility required to evaluate the adequacy and fairness of any takeover proposal; negotiate on behalf of all shareholders; and weigh the methods of maximizing value for shareholders, without the imminent threat of removal of the majority of the Board.

Financial Results.  While the proposal seems to suggest that a declassified board could increase the financial results for the Company's shareholders, there is limited objective evidence to confirm this suggestion and it is contrary to the Company's proven track record of performance.  The Company's most recently completed fiscal year produced all-time record sales and profits.  Over the past ten years, sales have grown from approximately $300,000,000 to over $800,000,000.  Since 1987, the Company’s net sales have grown at a compounded annual rate of nearly 20 percent.  As a result of strong performance and other factors, the market price of the Company has grown from approximately $19.00 per share in February of 2010 to an all-time high (post split) of approximately $30.00 per share in February of 2011, and the Company has historically significantly outperformed its peer group.  The Board of Directors believes these financial results, especially during challenging economic times, are in part a result of the Board members having served long enough to learn the Company's business, allowing Board members to contribute to the development of the Company's long-term shareholder value, and allowing for the Company to pursue long-term business plans and goals.

            Alignment of Interests with Shareholders.  The Board of Directors has also demonstrated its willingness to align the interests of Company management with that of the shareholders.  The Company's compensation program emphasizes stock-based compensation (at the director, officer, and employee level), so that all team members share in the financial opportunities and sacrifices at the Company just as the shareholders.  Stock-based compensation and Stock Ownership Guidelines ensure team members are owners just like shareholders, demonstrating the Company "puts its money where its mouth is" in terms of dedication to the best interests of the shareholders.  In fact, the directors' actions have demonstrated anything but a lack of accountability, but rather have demonstrated the Board's desire for our directors, officers, and employees to win only when the shareholders win.

            Generic Proposal.  The form of the proponent's proposal itself (including the fact that it references "trustees" as opposed to directors), along with historical voting results, indicate this proposal is a mass-produced proposal that is not tailored to the Company and its circumstances.  The Company’s historical director election results indicate that the shareholders have been extremely satisfied with the performance of the Company's directors.  In fact, in each of the last three years, each nominee for election to the Board of Directors has received 90 percent or more approval from the shareholders present at the meeting (in person or by proxy).   While many companies in the S&P 500 have declassified their boards of directors, declassification has been less prevalent at smaller companies like the Company.

Additional Approval.  It is important to note that the shareholder approval of this proposal would not in itself declassify the Board of Directors.  Approval of this proposal would advise the Board that a majority of the Company's shareholders voting at the annual meeting favor a change and would prefer that the Board take the required steps to declassify the Board.  To change the class structure of the Board, however, requires the affirmative vote of not less than at least two-thirds of the holders of the Company's outstanding capital stock to amend the Company's Restated Articles of Incorporation.

            After careful consideration of this proposal made by a holder of only 1,550 shares of the Company’s stock, the entire Board has determined the retention of the classified board structure remains in the best long-term interests of the Company and our shareholders for the reasons stated above.  The Board believes the benefits of a classified structure do not come at the expense of director accountability, which has been consistently demonstrated through the Board's actions.  In addition, the stability and continuity, independence, and takeover protection provided by a staggered board have all contributed to the success of the Company to date, as evidenced by the Company's performance.

            Again, and for all of the above reasons, the Board of Directors unanimously recommends that you vote AGAINST this shareholder proposal.

            Approval of the shareholder proposal requesting that the Board of Directors initiate steps to declassify the Board would begin with the approval of a majority of the votes cast, and would still require Board approval and the additional shareholder action discussed above.

SHAREHOLDER PROPOSAL BY THE TIDES FOUNDATION

            A shareholder, the Tides Foundation, The Presidio, P.O. Box 79903, San Francisco, CA  94129-0903, has informed the Company that it intends to present the proposal set forth below at the Company's Annual Meeting of Shareholders on May 12, 2011.  The total number of voting securities held by the proponent is approximately 3,525 shares as of September 28, 2010.  The exact number of voting securities held by the proponent will be provided to shareholders upon the Company receiving an oral or written request.  The Tides Foundation stated that Walden is its investment manager and works closely with it on the issue presented below (and requested that Walden be copied on correspondence).

MAJORITY VOTING SHAREHOLDER PROPOSAL

RESOLVED: the shareowners of Gentex hereby request that the Board of Directors initiate the appropriate process to amend Gentex's articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

A plurality vote standard shall be retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT

Accountability by the Board of Directors is vitally important to investors. This proposal would remove a plurality vote standard for uncontested elections that effectively disenfranchises shareowners and eliminates a meaningful shareowner role in uncontested director elections.

Under the company's current voting system, a director nominee may be elected with as little as his or her own affirmative vote because "withheld" votes have no legal effect. In short, a Director can be elected even if 70% or 80% of the shares are voted against their election. This scheme deprives shareowners of a necessary tool to hold Directors accountable, because it makes it impossible to defeat director nominees since they are automatically elected. Conversely, a majority voting policy allows shareowners to actually vote "for" and "against" candidates in a meaningful election.

For these reasons, a substantial number of companies voluntarily have adopted this form of majority voting. In fact, more than 70% of the companies in the S&P 500 have adopted majority voting for uncontested director elections. We believe our company should join the growing number of companies that have adopted a majority voting standard requiring incumbent directors who do not receive a favorable majority vote to submit a letter of resignation and not continue to serve unless the Board declines the resignation and publicly discloses its reasons for doing so.

Many institutional investors are urging companies to adopt majority voting. For example, in August 2010 the State Board of Administration of Florida wrote several hundred companies letters stating “we stress the opportunity for companies of all sizes to make the transition to majority voting as quickly as possible."  And the Council of Institutional Investors has written companies where a director failed to win majority support raising their concern about implications for governance.

Majority voting in director elections empowers shareowners to cast a meaningful vote on directors who might be perceived as not fulfilling their director role properly. Incumbent board members serving in a majority vote system are aware that shareowners actually have the ability to determine whether a director remains in office. The power of majority voting therefore heightens director accountability by raising the threat of a loss of majority support.

We believe that corporate governance procedures and practices and the level of accountability they impose, are closely related to financial performance. Therefore we invite shareholders to join in requesting that the Board of Directors promptly adopt the majority voting standard.

We believe that Gentex's shareowners will substantially benefit from the increased accountability of incumbent directors.

STATEMENT WITH RESPECT TO MAJORITY VOTING

SHAREHOLDER PROPOSAL

The Board of Directors makes NO RECOMMENDATION with respect to the foregoing shareholder proposal.

As noted herein, the entire Board of Directors is responsible for the corporate governance of the Company.  The Board has followed the majority voting issue and recognizes that majority voting in director elections continues to receive considerable attention.  The Board recognizes that a large number of companies (especially large companies in the S&P 500) have adopted the standard as set forth in the proponent's statement.   With that said, the Board is concerned about some of the issues raised by majority voting that could introduce risks into the Company's already effective corporate governance structure, while not necessarily improving the Board's performance or accountability.

            The Board of Directors acknowledges the theoretical concern that plurality voting in director elections can cause.  As the proponent notes, under the plurality standard, a director can be elected with a relatively small percentage of the shares voted in a director election.  On the other hand, the Company's historical voting results suggest that this proposal is based on theoretical, not actual, concerns as there has been overwhelming shareholder support (well in excess of a majority) for every director of the Company when that director was elected to the Board.

            As noted previously in the Proxy Statement, the Board of Directors continues to demonstrate accountability to shareholders by aligning the interests of the Company's management with that of the shareholders and through performance and results.  The Board does not believe that a majority voting standard would create any more accountability in that the requisite and appropriate level of accountability already exists.  The Board is also concerned about the implications of holdover directors and vacancies, as well as the independence of the Board and its committees, if the plurality standard set forth under the Michigan Business Corporation Act is abandoned in favor of a majority vote standard.

            Notwithstanding the foregoing, the Board of Directors acknowledges a trend to a majority vote standard which may be favored by larger, institutional shareholders (which comprise a large portion of the Company's shareholder base).  Given the foregoing, the Board does not necessarily find a majority voting standard objectionable, but does not find it necessary either.

            The Board of Directors is fully committed to strong corporate governance and the Board will exercise its fiduciary duties to act in the best interests of shareholders, no matter what standard applies to elections.  While the Board does not believe this proposal would increase accountability, the Board understands that the majority voting standard would provide some shareholders a level of comfort.

Therefore, the Board makes NO RECOMMENDATION with respect to this proposal.

            Approval of the shareholder proposal requesting that the Board of Directors initiate the appropriate process to amend the Company’s governance documents to provide that director nominees shall be elected by the affirmative vote of a majority of votes cast at an annual meeting of shareholders would begin with the approval of a majority of the votes cast, and would still require Board approval and an amendment to the Company's governance documents.

CORPORATE GOVERNANCE

            The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professionalism and personal conduct, and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance.

The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee, and an Executive Committee, and may also, in accordance with the Company's Bylaws, appoint other committees from time to time.  Other than the Executive Committee, each committee has a written charter.  All such charters, as well as any documents marked with an asterisk (*) in this Proxy Statement, are available under the heading “Corporate Governance” on the Company’s internet web site at http://ir.gentex.com.   A hard copy of any of these documents will be provided to any shareholder who submits a request in writing to the Corporate Secretary, Gentex Corporation, 600 North Centennial Street, Zeeland, MI 49464.

Each member of the Board of Directors is expected to make a reasonable effort to attend all meetings of the Board, all applicable committee meetings, and each annual meeting of shareholders. While no formal policy with respect to attendance has been adopted, attendance at these meetings is encouraged and expected. All members of the Board attended the 2010 Annual Meeting of Shareholders.  Each of the current members of the Board are expected to attend the 2011 Annual Meeting of Shareholders.  During 2010, the Board met on four occasions. All incumbent directors attended all of the Board and Board committees on which they served.

Independent Directors

  In accordance with the NASDAQ Stock Market Rules, in order for a director to qualify as “independent,” the Board of Directors must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence.  The Board has affirmatively determined a majority of its members are independent, and they include Messrs. Goode, La Grand, Lanting, Mulder, Somma, Tsuha, and Wallace.  Based on information provided by Mr. Schaum, and as discussed above, the Board has affirmatively determined that Mr. Schaum, if elected, will qualify as an independent director under the current NASDAQ listing standards.  Given the foregoing, a majority of the Board is comprised of independent directors as defined in the NASDAQ Stock Market Rules.
  A meeting of the independent directors, separate from management, is an agenda item at each Board of Directors meeting.  During 2010, the independent directors met on four occasions.

Board of Directors Leadership Structure

  Fred Bauer has served as Chairman of the Board of Directors and Chief Executive Officer (CEO) of the Company for 35 years.  The Company’s market capitalization has increased from approximately $17 million at the initial public offering in 1981 to approximately $4.5 billion as of February 2011.
  The Board does not have a lead independent director, though the independent members of the Board meet in connection with each Board meeting and regularly suggest agenda items for Board meetings.  The Company acknowledges that independent board leadership is important, but believes that it is already getting such leadership from its independent directors without the need to split the Chairman and CEO roles or to have a lead director.
  The Board continues to believe that the Company is fortunate to have Mr. Bauer, a founder of the Company, serve as Chairman of the Board and Chief Executive Officer of the Company, as his 35 years of experience in these roles makes him the best choice for each of these roles.
  The Board has also determined that Mr. Bauer serving in each of these roles has allowed the Company to speak with one voice, avoid the dilution of leadership, and empowered Mr. Bauer to act with determination, all of which have benefited the Company and its shareholders.
  The Board is not aware of any credible evidence suggesting that separating the positions of Chairman and CEO improves corporate performance.  In this particular instance, after past and continuing distinguished service, such separation does not make sense and is simply not in the best interest of the Company or its shareholders.

Audit Committee

  The Company’s Audit Committee currently includes Messrs. Goode (Chairman), Somma, and Tsuha.
  The Audit Committee met four times during the fiscal year ended December 31, 2010.  Information regarding the functions performed by the Committee is set forth in the following “Report of the Audit Committee.”
  The Board of Directors has affirmatively determined that all members of the Audit Committee meet the appropriate tests for independence, including those set forth in the NASDAQ Stock Market Rules.
  All Audit Committee members possess the required level of financial literacy and the Board of Directors has determined that at least one member of the Audit Committee, Mr. Goode, meets the current standard of audit committee financial expert as required by the Sarbanes-Oxley Act.
  The Audit Committee operates pursuant to the Gentex Corporation Audit Committee Charter (*).
  The Company’s independent auditors report directly to the Audit Committee.
  The Audit Committee, consistent with the Sarbanes-Oxley Act and the rules adopted thereunder, meets with management and the auditors prior to the filing of officer certifications with the SEC to receive information concerning, among other things, any significant deficiencies or material weaknesses in the design or operation of internal controls.
  The Audit Committee’s policy regarding the pre-approval of audit and non-audit services provided by the Company’s independent auditors is outlined in a document called “Revised Audit Committee Procedures for Approval of Audit and Non-Audit Services by Independent Auditors,” which is attached as Appendix A to this Proxy Statement.
  The Audit Committee has adopted a policy titled “Complaint Procedures for Accounting and Auditing Matters” (*) to enable confidential and anonymous reporting to the Audit Committee.
  The Audit Committee reviews and approves all related-party transactions in accordance with its Charter.  This review and approval covers all manners of related-party transactions, which are viewed in light of applicable disclosure requirements, independence standards for directors, and applicable Company codes and policies.

Compensation Committee

  The Company’s Compensation Committee currently includes Messrs. Goode (Chairman), Tsuha, and Wallace.
  The Compensation Committee met six times during the fiscal year ended December 31, 2010.  The Compensation Committee is responsible for administering the Company’s stock-based incentive plans and supervising other compensation arrangements for executive officers of the Company.  Information regarding functions performed by the Committee is set forth in the following "Compensation Committee Report."
  The Board of Directors has affirmatively determined that all members of the Compensation Committee meet the appropriate tests for independence, including those set forth in the NASDAQ Stock Market Rules.
  The Compensation Committee operates pursuant to the Gentex Corporation Compensation Committee Charter (*).
  More information regarding the scope of authority of the Compensation Committee, any delegation of its authority, and the role of executive officers is set forth in the following “Compensation Discussion and Analysis.”
  Although the Compensation Committee has authority under its Charter to hire consultants, it has not done so to date and, as such, compensation consultants and other advisors have played no role in determining or recommending the amounts or form of executive officer and director compensation.
  The Compensation Committee does not believe that the Company's compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Nominating Committee

  The Company’s Nominating Committee currently includes Messrs. Wallace (Chairman) and Goode.
  The Nominating Committee met one time during the fiscal year ended December 31, 2010 (holding other discussions at regularly scheduled Board of Directors meetings, including consideration of potential candidates for nomination to the Board).  The Nominating Committee is responsible for identifying and recommending qualified individuals to serve as members of the Company’s Board and met twice in February 2011 in accordance with such responsibilities.
  The Board of Directors has affirmatively determined that all members of the Nominating Committee meet the appropriate tests for independence, including those set forth in the NASDAQ Stock Market Rules.
  The Nominating Committee operates pursuant to the Gentex Corporation Nominating Committee Charter (*).
  The Nominating Committee has adopted certain procedures contained in a document called “Selection Process for New Board Candidates” (*) to consider candidates for director nominations.  Generally, for each election of directors the Chair of the Nominating Committee initiates the search with support of the other committee member(s), other board members, and management, as needed.  Candidates that meet the established criteria are identified and presented to the entire Nominating Committee.  The Nominating Committee will then conduct interviews and reviews, as appropriate and necessary.  The Nominating Committee then meets to consider and approve the most qualified candidates so it can make its recommendation to the full Board of Directors.
  The Nominating Committee has established the minimum qualifications for candidates, which are contained in a document called “Position Profile: Member of the Board of Directors” (*).  Those required qualifications include:  working and/or experience with an entrepreneurial company; high level of personal and professional integrity; successful and distinguished business management career (using the Company's core principles); understanding of the Company's markets; and ability to work effectively with current Board members.  The Position Profile also sets forth other desirable experience and qualifications, including gender and/or race diversity.  While gender and race diversity are important enough to include as other desirable experiences and qualifications in the Position Profile, the Nominating Committee and the Board continue to believe that finding the very best candidates is most important and, as such, there is no formal diversity policy.
  The Nominating Committee has not, to date, paid any third party a fee to assist in identifying and evaluating nominees, but has the authority to do so.
  The Nominating Committee has not, to date, received any potential director candidates for nomination from any shareholder that beneficially owns more than five percent of the Company's common stock.
  The Nominating Committee will consider nominees for the Board of Directors from a variety of sources, including current directors, management, retained third-party search firms, and shareholders.   If you want to recommend a director candidate, you may do so in accordance with the Company’s procedures or the Company’s Restated Articles of Incorporation. If a shareholder desires to recommend a candidate for consideration by the Nominating Committee for inclusion in the Company’s 2011 Proxy Statement as a Board nominee, that recommendation should be submitted in writing, together with appropriate biographical information, to the Chairman of the Nominating Committee, c/o Corporate Secretary’s Office, Gentex Corporation, 600 North Centennial Street, Zeeland, Michigan 49464.  Any such nominations should be received by the Chairman of the Nominating Committee by no later than December 4, 2010, to allow adequate time for consideration of the nominee, though pending proxy access rules may impact the director nomination process.  Other nominations by shareholders for any directorship may be submitted to the Board of Directors by written notice as set forth in the Company’s Restated Articles of Incorporation, or pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934.
  In accordance with the above-referenced Selection Process for New Board Candidates and the Position Profile, the independent directors approved the slate of nominees standing for election at the 2011 Annual Meeting of Shareholders, and recommended the same to the entire Board of Directors.

Executive Committee

  The Company has an Executive Committee comprised of Messrs. Bauer, Lanting and La Grand.  The Executive Committee is authorized to act on behalf of the Board of Directors on all corporate actions for which applicable law does not require participation by the full Board or independent director review and approval.  In practice, the Executive Committee acts in place of the full Board only when emergency issues or scheduling make it difficult or impracticable to assemble the full Board.  All actions taken by the Executive Committee must be reported at the next Board meeting.  This Committee did not meet during the fiscal year ended December 31, 2010.
  The Executive Committee does not take any action which must be approved by the independent directors or a committee made up of only independent directors under applicable laws, rules and regulations.

Codes

  The Board of Directors has adopted a “Code of Ethics for Certain Senior Officers” (*) that applies to the Company’s chief executive officer, principal financial officer and principal accounting officer. Information concerning any alleged violations is to be reported to the Audit Committee.
  The Company has also adopted a “Code of Business Conduct and Ethics” (*). This Code applies to all directors, officers and employees of the Company.
  No waivers of either of the foregoing codes have occurred to date.

Shareholder Communication with Members of the Board of Directors

  You may contact any of our directors by writing them: Board of Directors, c/o Corporate Secretary’s Office, Gentex Corporation, 600 North Centennial, Zeeland, Michigan 49464.  Employees and others who wish to contact the Board or any member of the Audit Committee may do so anonymously, if they wish, by using this address. Such correspondence will not be screened and will be forwarded in its entirety.

Personal Loans to Executive Officers and Directors

  The Company complies with and will operate in a manner consistent with an act of legislation outlawing extensions of credit in the form of personal loans to or for its directors and executive officers.

Director and Executive Officer Stock Transactions

  Under the regulations of the Securities and Exchange Commission (SEC), directors and executive officers are required to file notice with the SEC within two (2) business days of any purchase or sale of the Company’s stock.  Information on filings made by any of our directors or executive officers can be found on the Company’s web site under “SEC Filings” at http://ir.gentex.com.

Risk Oversight

  On behalf of the Board of Directors, the Audit Committee periodically discusses with management the Company's risk assessment and risk management and steps taken by management to control and mitigate risk exposure, in accordance with the Audit Committee Charter (other than risks arising from the Company’s compensation policies and practices, which are reviewed by the Compensation Committee on behalf of the Board).  The Audit Committee and the Compensation Committee, respectively, report to the Board periodically with respect to such topics.  This oversight does not necessarily have any material effect on the Company's leadership structure.  The Board also annually reviews the Company’s various insurance coverages.

Report of the Audit Committee

            The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities for management’s conduct of the Company’s accounting and financial reporting processes and the Company’s system of internal controls regarding finance, accounting, legal compliance and ethics. The Audit Committee’s function is more fully described in its Charter, which the Board has adopted and is available on the Company's website. The Audit Committee reviews this Charter on an annual basis.  The Board annually reviews the NASDAQ listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard.

            Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

            Pursuant to a meeting of the Audit Committee on February 16, 2011, the Audit Committee reports that it has:  (i) reviewed and discussed the Company's audited financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and (iii) received the written disclosures and the letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence.  Based on the review and discussions referred to in Items (i)-(iii) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

            The Audit Committee has selected Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2011, and has submitted the same to the shareholders for ratification at the Annual Meeting.

            This report of the Audit Committee does not constitute "soliciting material" and should not be deemed "filed" or incorporated by reference into any of the other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates this report by reference therein.

Audit Committee:	Gary Goode, Chairman
Rande Somma
Wallace Tsuha

February 16, 2011

Compensation Committee Report

The primary purpose of the Compensation Committee of the Board of Directors of the Company is to assist the Board in discharging its responsibilities related to compensation of the Company's executives.  The Compensation Committee's function is more fully described in its Charter, which the Board has adopted and is available on the Company's website.  The Compensation Committee reviews its Charter on an annual basis, recommending changes to the Board when and as appropriate.  The Compensation Committee is comprised of three members, each of whom the Board has determined meets the appropriate independence tests for compensation committee members under the NASDAQ listing standards.

            Pursuant to a meeting of the Compensation Committee held on February 16, 2011, the Compensation Committee reports that it has reviewed and discussed the Company's Compensation Discussion and Analysis with management.  Based on the above-referenced review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's annual report on Form 10-K for the year ended December 31, 2010, and this Proxy Statement, for filing with the Securities and Exchange Commission.

            This report of the Compensation Committee does not constitute "soliciting material" and should not be deemed "filed" or incorporated by reference into any of the other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates this report by reference therein.

Compensation Committee:	Gary Goode, Chairman
Wallace Tsuha
James Wallace

February 16, 2011

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

            Overview of Our Compensation System

            The Primary Objectives Are:

                        •create and maintain an entrepreneurial culture

                        •motivate employees to:

                                    -continue technical developments

                                    -improve customer satisfaction

                        •create and maintain teamwork (all salaried employees subject to same system)

            The Elements Comprise:

                        •base salary

                        •bonuses

                        •stock-based incentives

            We Emphasize Stock-Based Incentives:

•current pay (salary and bonus) predicated on competitive circumstances, but historically has been relatively low in favor of stock-based compensation

•stock-based compensation intended to align executive and employee interests with the interests of our shareholders (appropriately structured so as to not encourage inappropriate risk taking)

            Responsibilities

            Compensation Committee.  The Compensation Committee of our Board of Directors is appointed to assist our Board in discharging its responsibilities relating to the compensation of our executives.  The Compensation Committee:

•is comprised of three directors, each of whom has been determined by our Board to be independent under applicable standards;

•operates under and in accordance with its written Charter; and

•has a chair that sets meeting agendas and the calendar for meetings.

The Chief Executive Officer and other members of management attend meetings of the Compensation Committee at the request of this Committee.  The Compensation Committee does, however, meet in executive session as required.  The Compensation Committee has the authority to engage outside consultants to advise the Committee with respect to compensation of executives, in its discretion, but has not done so at any time to date.

            Board of Directors.  The Board of Directors has responsibility to annually assess our director compensation program.  Members of management attend meetings of the Board at the Board's request, but the Board meets in executive session when required.

Role of Executives in Establishing Compensation

            While the Compensation Committee is responsible for recommending CEO and other executive officer compensation to the Board of Directors for approval in accordance with its Charter, the CEO in particular provides input and makes recommendations to the Compensation Committee with respect to compensation decisions for non-CEO executive officers.  In fact, the CEO (along with management) is primarily responsible for making compensation decisions for our other employees within guidelines established by the Compensation Committee.  The Compensation Committee does, however, review and approve all stock-based awards.  Since the Compensation Committee and the entire Board recognize that the CEO and other executive officers have the greatest opportunity to influence our performance, our Compensation Committee concentrates its efforts on establishing proper rewards and incentives for executive officers.  This structure provides our CEO and executive officers the freedom to influence and motivate our employees to positively impact our Company performance within the guidelines established by the Compensation Committee.

Compensation Committee Activity

            During fiscal year 2010, the Compensation Committee met six times and also met in February of 2011 to approve the Compensation Committee Report included in the Proxy Statement.  Included in the activities of the Compensation Committee was a review of each element of compensation payable to named executive officers, as well as the total compensation payable to them, by use of an Executive Officer Compensation Tally Sheet and Stock Appreciation Tally Sheet.  These Tally Sheets total aggregate compensation for the current year and for a certain number of previous years so that compensation decisions of the Compensation Committee and the Board can be placed in the appropriate context.

Objectives of Compensation Program

            Compensation Philosophy.  Our compensation program is comprised of three fundamental elements:

•base salary;

•bonuses; and

•stock-based incentives.

These elements are intended to reflect our cultural emphasis on all team members sharing in the financial opportunities and sacrifices at our Company, just as our shareholders do and are intended and structured to avoid encouraging excessive and unnecessary risk taking.  The compensation program is designed in light of our desire to maintain an entrepreneurial culture and to incentivize desired performance and growth.  The elements of compensation are utilized to accomplish several objectives, including:

•attract, motivate, and retain management personnel;

•encourage continued technical development and improve customer satisfaction;

•stay competitive for talent;

•encourage and reward individual achievement as well as overall Company performance; and

•focus on long-term performance (to align the interests of our team with the interests of our shareholders and so as not to encourage inappropriate risk taking).

            The compensation program is available to all of our salaried employees generally and in operation provides for the same method of allocation of benefits between executive and non-executive participants.  Our compensation program is reviewed periodically, though it has not changed significantly in a number of years due to the fact it has continued to accomplish its objectives.  Ingenuity of our employees, employee turnover, employee morale, and individual and Company performance are important factors in determining whether our compensation program is consistent with our philosophy and is meeting its objectives.  Other than certain guidelines (such as those with respect to base salary increases discussed below), no changes to our compensation system were made this past year based on the determination that our compensation system continues to accomplish its objectives.

Compensation Elements in General

As noted above, the compensation program is comprised of three fundamental elements:  (1) base salary; (2) bonus; and (3) stock-based incentives.

            Base Pay.  Base compensation for executive officers is predicated primarily on:

•competitive circumstances for managerial talent; and

•positions reflecting comparable responsibility.

Historically, base salaries for our employees have been relatively low, and stock-based compensation has received more emphasis to encourage our entrepreneurial culture.  A variety of factors are considered concerning executive officer compensation which are discussed in more detail below.

            Bonuses.  Bonus compensation is comprised of two elements:

•payments under our Profit-Sharing Bonus Plan; and

•discretionary performance bonuses.

All of our full-time employees, including the CEO and other executive officers, are eligible to share in our Profit-Sharing Bonus Plan after they have completed one full calendar quarter in our employ.  A percentage of pre-tax income, in excess of an established threshold for shareholder return on equity is distributed quarterly to eligible employees under this plan.  During 2010, this Profit-Sharing Bonus Plan paid approximately $19,345,794 to approximately 2,659 employees.  In addition, discretionary performance bonuses may be awarded to various managerial and technical employees, including named executive officers, based on individual performance and our overall performance.

Stock-Based Compensation.  Stock-based compensation is intended to align the interests of shareholders and executives by making our executives shareholders in a significant amount.  We attempt to foster and maintain an entrepreneurial culture that seems to work best when our employees are owners and, therefore, win when our shareholders win.  History and the current climate have confirmed for us that stock-based compensation provides appropriate incentives to incent long-term performance and is also a good retention tool.  Stock-based compensation includes:

•stock options; and

•restricted stock

Stock options are granted under our Employee Stock Option Plan and restricted stock is granted under our Second Restricted Stock Plan, each of which has been approved by our shareholders.  Our stock-based incentives vest over time to encourage our employees to take a long-term perspective.

Details of Compensation Program Design

            The fundamental elements of our compensation program allow compensation to be impacted by our overall performance and by individual performance as well.

            Impact of Performance on Compensation

Each year, the Compensation Committee undertakes a CEO performance review which involves a multi-step process.  First, the entire Board of Directors evaluates CEO performance on a variety of factors including:

•leadership;

•financial results;

•recruitment, training, retention, and morale of personnel;

•strategic planning;

•succession planning;

•communications with the Board, management, employees, and shareholders;

•contributions to our communities and industries in furthering business goals; and

•Board relations.

The Compensation Committee gathers the results of this evaluation.  The Compensation Committee then considers these evaluations and discusses the same with the CEO.  Based on the foregoing, the Compensation Committee then makes CEO compensation recommendations to the entire Board of Directors.  Pursuant to this process, the CEO's base salary, discretionary performance bonus, and stock-based awards are determined and approved by the Board.  Evaluations are also undertaken for non-CEO executive officers.  Through these evaluation processes, the Compensation Committee and the Board can exercise positive or negative discretion concerning compensation decisions.  Evaluations of all our employees take place on or about the employee's anniversary date of employment.  Specific performance targets are not used as we have found that emphasizing stock-based compensation has not required them.

            Instead, the Compensation Committee considers the foregoing factors in varying degrees.  In its 2010 review of CEO performance, a high rating with respect to leadership and financial performance, in particular, as well as the Board of Director’s desire for continuing strategic planning and succession planning efforts, were considered by the Compensation Committee and the Board of Directors in determining CEO compensation.  Overall, the 2010 review noted that CEO performance was deemed to be consistent with previous years.

Specifics on Elements of Compensation for 2010

            Tables.  The “Summary Compensation Table for 2010” shows the base salary, bonuses, stock awards, stock option awards and other compensation for each of our named executive officers.  Total compensation for each named executive officer is also reflected in that Table.  The “Grants of Plan-Based Awards for 2010” Table demonstrates our emphasis on stock-based compensation.  The “Outstanding Equity Awards at Fiscal Year-End December 31, 2010,” Table and the “Option Exercises and Stock Vested for 2010” Table further demonstrate the aligning of our executive officers' interests with those of our shareholders.  We continue to believe these compensation elements and the mix of these elements are appropriate for the Company given its culture, performance, industry, and current opportunities and challenges.

Base Salary.     The base salaries for our named executive officers are set forth in the “Summary Compensation Table for 2010.”  The Company approved guidelines for 2010 that salaried employees, including executive officers, were eligible for an increase in base salary of up to 3.5 percent per year for performance alone, and up to 10 percent per year total if increased responsibilities are undertaken (or, potentially more in the case of a promotion).  These guidelines have been revised for 2011 to provide that salaried employees, including executive officers, are eligible for an increase in base salary of up to four percent in the case where no additional responsibilities have been undertaken.

•For 2010, our CEO received a 3.5 percent increase in base pay, while our other executive officers received increases in base pay of 3.5 percent (although Mr. Newton received a larger increase in base pay due to a promotion and increase in responsibilities).

•Increases were predicated largely on leadership and financial performance of the Company.  The qualitative factors included above in the review of CEO performance also impacted other executive officer compensation determinations.

•Base salaries for executives still remain relatively low as stock-based compensation is emphasized, consistent with the Company's entrepreneurial culture.

            Bonuses.  Profit-Sharing Bonuses, in accordance with the above-described formula, and discretionary performance bonuses for named executive officers are also set forth in the “Summary Compensation Table for 2010.”  The Company has approved a guideline such that employees, including executive officers, are eligible for discretionary performance bonuses of up to 30 percent of base salary (or, potentially more, in the case of a promotion or exemplary performance), based on individual and Company performance as determined in the evaluation process.

•CEO 2010 discretionary bonus - $0.

•Other Executive Officer 2010 discretionary bonuses – 14 percent to 30 percent

Discretionary bonuses reflect our Compensation Committee's and Board of Directors' positive and negative discretion.  As noted, the Compensation Committee and the Board generally prefer to emphasize stock-based compensation for the CEO, which evidenced by the CEO not receiving a discretionary bonus in 2010 or 2009.

            Stock-Based Compensation.  Our named executive officers are also eligible to receive grants of stock options under our Employee Stock Option Plan and grants of restricted stock under our Second Restricted Stock Plan.  The Company has approved guidelines so that stock option awards up to an established percentage may be made under our Employee Stock Option Plan and restricted stock awards of up to an established percentage may be made under our Second Restricted Stock Plan, which guidelines in operation provide for the same method of allocation of benefits between executive and non-executive participants.  During 2010:

•CEO – 119,700 stock option shares granted (a five percent increase – within the guidelines established by the Compensation Committee)

•Other Executive Officers – 14,550 to 30,400 stock option shares granted

•Restricted Stock Award of 12,960 shares (to Mr. Enoch Jen, Senior Vice President)

            These awards are predicated on both individual and company performance, while creating incentives to help achieve our long-term goals and align employee interests with those of our shareholders.  In particular, in the case of our CEO, the Compensation Committee prefers stock option grants to the CEO rather than more significantly increasing base pay and discretionary bonuses to a level that would be more commensurate with the market for chief executive talent.  In light of the fact that our CEO's base pay is relatively low, and the fact that he received no discretionary bonus or restricted stock award, our CEO was granted the foregoing stock option award in 2010, which will only benefit him if our shareholders benefit as well.  While the variability of these compensation decisions among our executive officers demonstrates discretion with respect thereto, it also demonstrates how important it is to our culture for all our salaried employees to be compensated within the same parameters.

Our Employee Stock Option Plan makes stock options generally available to all of our salaried employees.  All options, including those granted to named executive officers, are granted to employees around the end of the quarter in which their anniversary date of employment occurs at scheduled meetings of the Compensation Committee (except in the case of CEO stock option grants, which are done when approved by the entire Board of Directors).  Stock options are only granted at their fair market value on the date of Compensation Committee meetings with all such grants being reviewed and approved by the Compensation Committee (except CEO stock option grants, which are only granted at their fair market value on the date approved by the entire Board).  Generally, stock option awards to officers have a seven-year term and become exercisable (as long as employment continues), for 20 percent of the shares on each anniversary of the grant date commencing on the first anniversary of the grant date, although a five-year term might be used in order to incentivize and/or reward certain behavior.  Stock options for other employees generally carry a five- to seven-year term and similarly vest over time.  Restricted stock awards are granted at the discretion of the Compensation Committee at scheduled meetings of the Compensation Committee.  Generally, grants of restricted stock to eligible employees, including executive officers, are considered once every three years for each eligible employee.  Usually, these share grants are restricted for five years from the date of grant, and as such are viewed as an important retention tool.  Dividends are paid on such shares if, and to the extent, we pay dividends on our common stock.  The vesting schedules associated with stock option and restricted stock awards, in part, discourage excessive and unnecessary risk-taking (especially when considered in connection with the stock ownership guidelines for executive officers).

Other Compensation.  All other compensation for named executive officers set forth in the Summary Compensation Table for 2010 includes "matching" contributions by the Company pursuant to our 401(k) plan, restricted stock dividends, and the personal use of automobiles by certain executive officers as detailed in the notes to the Summary Compensation Table.  Also, membership fees at a local country club are paid for the CEO as detailed in the notes to the Summary Compensation Table.  We also make available to our executives Company aircraft for personal use, provided it does not conflict with any business purpose for the aircraft.  All executives are required to reimburse the Company for the incremental costs for such use.  The incremental cost to the Company related to personal use of Company aircraft is calculated using our average variable operating costs.  Those average variable operating costs include fuel, maintenance, use tax and other miscellaneous variable costs.

We do not generally utilize any employment agreements (and no employee currently has a written employment agreement) as it has been our practice that all employees, including the CEO and other executive officers, serve the Company on an at-will basis.  Similarly, we do not have any "golden parachute" agreements or contracts with current employees that guarantee severance payments or any kind of deferred compensation arrangements.

Director Compensation

            Our Board of Directors has responsibility for periodically assessing our director compensation program.

            During 2010, our directors who are not employees of the Company received:

•$10,000 annual directors' retainer fee;

•$1,500 for each Board meeting attended;

•$1,000 for each Committee meeting attended; and

•options to purchase 6,000 shares of our common stock.

The Chairmen of our Compensation and Audit Committees also received an additional retainer fee in the amount of $3,000.  The non-employee directors annual option to purchase 6,000 shares of our common stock is at a price per share equal to the closing price of our stock on the NASDAQ on the date of each annual meeting of shareholders in accordance with our shareholder approved Nonemployee Director Stock Option Plan.  See the Director Compensation Table for 2010.  Like executives, Board members may make personal use of Company aircraft if such use does not conflict with any business purpose for the aircraft and provided the director reimburses us for the incremental cost of such use.  We believe this director compensation to be reasonable and appropriate.

Stock Ownership

            The Company has adopted Stock Ownership Guidelines (*) providing that executive officers should own three times their annual salaries in Company common stock and directors should own two times their annual director fees in Company common stock.  As noted above, such guidelines help discourage excessive and unnecessary risk-taking in the context of the Company’s emphasis on stock-based compensation.

Impact of Regulatory Requirements

            In making compensation design and award decisions, we have considered the ability to deduct compensation in accordance with Internal Revenue Code Section 162(m).  We have also considered the impact of Section 16 of the Securities and Exchange Act of 1934 and rules promulgated thereunder.  Since we do not have a deferred compensation plan, consideration of the impact of Internal Revenue Code Section 409A in compensation design and award decisions has not been significant.  We have also undertaken certain actions disclosed in our SEC filings with respect to the impact of expensing stock-based awards (including stock options) under FASB ASC Topic 718.  The executive compensation disclosure rules applicable to annual reports and proxy statements after December 15, 2006, new rules effective February 28, 2010, with respect to the disclosure of compensation-related risks for all employees, certain matters related to compensation consultants, reporting of equity awards in the Summary Compensation table, and the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act related to compensation have had no material impact on our decisions regarding compensation.  The shareholder advisory vote on named executive officer compensation occurring this year, as well as future shareholder advisory votes on named executive officer compensation will be considered by the Compensation Committee and Board of Directors in making future compensation decisions.

Conclusion

            We have reached the conclusion that each individual element of compensation, as well as the total compensation, delivered to our named executive officers and to our directors during 2010 are reasonable, appropriate, and in the best interests of our Company and our shareholders.  That determination is based on a continuation of our compensation philosophy and practices which we believe align both the short-term and long-term interests of our employees with those of our shareholders.  It remains the case that each element of our compensation program is important to accomplishing the Company's goals of creating an entrepreneurial environment so that our employees are motivated to remain with us, individually perform to the best of their abilities, and focus on our long-term success.

EXECUTIVE COMPENSATION

Summary Compensation

            The following table sets forth the compensation earned by the principal executive officer, principal financial officer, and other executive officers for services rendered to the Company for the fiscal year ended December 31, 2010.

Summary Compensation Table for 2010

Name and Principal Position	Year	Salary ($)	Bonus ($)	(1) Stock Awards ($)	(2) Option Awards ($)	Non-Equity Incentive Plan Compen-sation	Change in Pension Value and Nonquali-fied Deferred Compensation Earnings ($)	(3) All Other Compen-sation ($)	Total ($)
Fred Bauer, Chairman and CEO	2010 2009 2008	434,179 428,979 406,619	80,543 39,727 47,899	0 0 0	719,768 563,456 523,260	- - -	- - -	25,485 30,192 30,730	1,259,975 1,062,354 1,008,508
Enoch Jen, Senior Vice President	2010 2009 2008	246,787 242,896 231,395	85,796 57,389 63,443	251,683 0 0	168,905 74,668 109,627	- - -	- - -	22,321 25,326 27,146	775,492 400,279 431,611
Mark Newton, Senior Vice President	2010 2009 2008	213,296 193,183 164,416	102,538 38,331 68,882	0 145,350 0	81,724 55,539 40,583	- - -	- - -	10,982 8,865 6,930	408,540 441,268 280,811
John Arnold, Vice President – Operations(4)	2010	205,346	67,031	0	127,814	-	-	13,988	414,179
Steve Dykman, Vice President – Finance	2010 2009 2008	165,454 163,586 153,043	62,081 38,530 40,572	0 108,180 0	120,916 71,766 27,337	- - -	- - -	10,024 7,253 8,751	358,475 389,315 229,703

(1)   For each outstanding restricted stock award, the value shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (as opposed to what is included in the Company's financial statements).  See the Company’s Annual Report (Footnote 6) for the years ended December 31, 2010, 2009, and 2008, for the assumptions made in the valuation of restricted stock.  The actual number of restricted shares granted is shown in the "Grants of Plan-based Awards for 2010" table included in this Proxy Statement.  Assuming continued employment with the Company, restrictions on shares lapse upon expiration of five years from date of grant.  Dividends are and will be paid on the shares if, and to the same extent, paid on the Company's common stock.  Executive officers are eligible to receive restricted stock awards every three years.

(2)   For each outstanding stock option award, the value shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (as opposed to what is included in the Company's financial statements).  See the Company’s Annual Report (Footnote 6) for the years ended December 31, 2010, 2009 and 2008, for the assumptions made in the valuation of stock options.  The actual number of stock options granted is shown in the "Grants of Plan-based Awards for 2010" table included in this Proxy Statement.

(3)   Other compensation represents the sum of restricted stock dividends and "matching" contributions by the Company pursuant to its 401(k) Plan.  In addition, other compensation includes the use of Company automobiles for Messrs. Bauer, Jen, and Arnold pursuant to the Company's policy for use of such vehicles and membership fees at a local country club for Mr. Bauer.  These amounts exclude personal use of Company aircraft, which the Company makes available to its executives when personal use does not conflict with any business purpose for the aircraft.  Reimbursement of the Company's incremental cost is required for personal use of Company aircraft, which is calculated using average variable operating cost (including fuel, maintenance, use tax and other miscellaneous variable costs).

(4)   As disclosed in a previously filed Form 8-K, Mr. Arnold became an executive officer of the Company effective August 12, 2010.

Grants of Plan-Based Awards

  The following table discloses the actual number of restricted stock awards and stock options granted and the grant date of those awards.  It also captures potential future payouts under the Company's nonequity and equity incentive plans.

Grants of Plan-Based Awards for 2010

Name	(1) Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	(2) All Other Option Awards: Number of Securities Underlying Options (#)	(3) Exercise or Base Price of Option Awards ($/Sh)	(4) Grant Date Fair Value of Stock and Option Awards ($)
		Thres-hold ($)	Target ($)	Maxi-mum ($)	Thres-hold (#)	Target (#)	Maxi-mum (#)
Fred Bauer	8/12/10	-	-	-	-	-	-	0	119,700	18.23	719,768
Enoch Jen	3/31/10	-	-	-	-	-	-	12,960	30,400	19.42	420,588
Mark Newton	9/30/10	-	-	-	-	-	-	0	15,360	19.525	81,724
John Arnold	12/28/10	-	-	-	-	-	-	0	15,380	29.46	127,814
Steve Dykman	12/28/10	-	-	-	-	-	-	0	14,550	29.46	120,916

(1)   The Grant Date is the date the Compensation Committee met to approve the grants or when the Compensation Committee's recommendation was approved by the entire Board of Directors in the case of Mr. Bauer.

(2)   These options are seven-year options that become exercisable, as long as the employment with the Company continues, for 20 percent of the shares on each anniversary of the grant date commencing with the first anniversary of the grant date, except the options granted to Mr. Jen which are five-year options that become exercisable as long as the employment with the Company continues, for 25 percent of the shares on each anniversary of the grant date commencing with the first anniversary of the grant date.

(3) The exercise price was the closing price of the stock on the date the Compensation Committee met to approve the option grants or as of the day when the Compensation Committee's recommendation was approved by the entire Board of Directors in the case of Mr. Bauer.  The exercise price may be paid in cash, in shares of the Company's common stock, and/or by the surrender of the exercisable options valued at the difference between the exercise price and the market value of the underlying shares.

(4)  Stock option grant date fair values are based on the Black-Scholes option valuation model in accordance with FASB ASC Topic 718.  Restricted stock awards represent the aggregate value at the date of grant for shares of common stock awarded under the Company’s Second Restricted Stock Plan.  See the Company’s Annual Report (Footnote 6) for the year ended December 31, 2010, for the assumptions made in the valuation of stock options.

Outstanding Equity Awards at Fiscal Year-End

            The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2010, for the named executive officers.  It also shows restricted stock awards not yet vested as of December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End at December 31, 2010

	Option Awards					Stock Awards
Name	(1) Number of Securities Underlying Unexercised Options (#) Exercisable	(1) Number of Securities Underlying Unexercised Options (#) Unexercis-able	Equity Incentive Plan Awards: Number of Securities Underlying Unexer-cised Unearned Options (#)	(2) Option Exercise Price ($)	Option Expiration Date	(3) Number of Shares or Units of Stock That Have Not Vested (#)	(4) Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Fred Bauer	189,000 98,000 78,400 61,800 43,200 22,800 0	0 0 19,600 39,200 61,800 86,400 119,700	- - - - - -	17.25 18.03 13.52 21.17 16.10 14.50 18.23	8/12/11 8/11/12 8/10/13 8/9/14 8/14/15 8/13/16 8/12/17	0	0	-	-
	493,200	336,500	-			0	0	-	-
Enoch Jen	5,000 15,750 13,785 7,237 0	5,000 10,500 13,785 21,713 30,400	- - - - -	14.00 16.25 17.00 9.96 19.42	6/30/13 3/30/14 3/28/13 3/31/14 3/31/15	10,800 12,960	319,248 383,098	-	-
	41,772	81,398	-			23,760	702,346	-	-
Mark Newton	0 0 0 0 0	1,600 3,840 6,912 11,136 15,360	- - - - -	14.36 19.59 14.30 14.25 19.53	9/20/13 9/25/14 9/30/15 9/28/16 9/30/17	5,000 10,200	147,800 301,512	-	-
	0	38,848	-			15,200	449,312	-	-
John Arnold	0 0 0 0 0	2,526 5,308 8,364 11,712 15,380	- - - - -	15.85 18.12 8.30 18.03 29.46	12/22/13 12/27/14 12/24/15 12/29/16 12/28/17	5,760	170,266	-	-
	0	43,290	-			5,760	170,266	-	-
Steve Dykman	7,200 7,560 2,640 2,772 0	2,400 5,040 7,920 11,088 14,550	- - - - -	15.85 18.12 8.30 18.03 29.46	12/22/13 12/27/14 12/24/15 12/29/16 12/28/17	5,000 6,000	147,800 177,360	-	-
	20,172	40,988	-			11,000	325,160	-	-

(1)   These options become exercisable, as long as employment with the Company continues, for 20 percent of the shares on each anniversary of the grant date commencing with the first anniversary of the grant date.  Mr. Jen has 86,920 five-year options that become exercisable, as long as employment with the Company continues, for 25 percent of the shares each anniversary of the grant date commencing on the first anniversary of the grant date.  Five-year options were granted to Mr. Jen to encourage him to remain with the Company.  On March 30, 2005, in response to the required implementation of FASB ASC Topic 718 [formerly SFAS No. 123(R)], the Company accelerated the vesting of current "under water" stock options.  As a result of the vesting acceleration, stock option grants with an expiration date of 3/26/11, 6/30/11, 8/12/11 and 9/29/11 became immediately exercisable.

(2)   The exercise price was the closing price of the stock on the date the Compensation Committee met to approve the option grants, or when the Compensation Committee's recommendation was approved by the entire Board of Directors in the case of Mr. Bauer.  The exercise price may be paid in cash, in shares of the Company's common stock, and/or by the surrender of the exercisable options valued at the difference between the exercise price and the market value of the underlying shares.

(3)   Assuming continued employment with the Company, restrictions on shares lapse upon the expiration of five years from the date of grant.  Dividends are and will be paid on these shares if, and to the same extent, paid on the Company's common stock.

(4)     Represents the aggregate market value as of 12/31/10 for shares of common stock awarded under the Company's Second Restricted Stock Plan.

Option Exercises and Stock Vested

    The following table contains information regarding the exercise of stock options during the fiscal year ended December 31, 2010, by the following executive officers:

Option Exercises and Stock Vested for 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Fred Bauer	180,000	466,200	0	0
Enoch Jen	101,120	625,821	0	0
Mark Newton	23,565	222,302	0	0
John Arnold	81,850	412,365	4,800	142,464
Steve Dykman	14,420	70,304	0	0

The Company has not adopted any long-term incentive plan, defined benefit or actuarial plan, or nonqualified deferred compensation plan, as those terms are defined in applicable laws, rules, and regulation promulgated by the Securities and Exchange Commission.  The Company does not have any contracts with its named executive officers linked to a change in control of the Company other than with respect to vesting certain restricted stock or stock option awards which provisions are applicable to all employees receiving such awards.

DIRECTOR COMPENSATION

The following table discloses the cash, stock option awards, and other compensation earned, paid, or awarded to each of the Company's directors during the fiscal year 2010.

Director Compensation for 2010

Name	(1) Fees Earned or Paid in Cash ($)	Stock Awards ($)	(2) Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	(3) All Other Compensation ($)	Total ($)
Gary Goode	37,000	-	46,322	-	-	0	83,322
Arlyn Lanting	16,000	-	46,322	-	-	0	62,322
Kenneth La Grand	16,000	-	46,322	-	-	0	62,322
John Mulder	16,000	-	46,322	-	-	0	62,322
Rande Somma	20,000	-	46,322	-	-	0	66,322
Fred Sotok	16,000	-	46,322	-	-	0	62,322
Wallace Tsuha	26,000	-	46,322	-	-	0	72,322
Jim Wallace	23,000	-	46,322	-	-	0	69,322

 (1) The director who is an employee of the Company receives no compensation for his services as a director.  Directors who are not employees of the Company receive a director's retainer in the amount of $10,000 per year plus $1,500 for each meeting of the Board attended and $1,000 for each committee meeting attended.  Directors who are chairman of the Compensation and Audit Committees receive an additional retainer fee in the amount of $3,000 per year.

(2)  Nonemployee directors who are directors immediately following each Annual Meeting of Shareholders are entitled to receive an option to purchase 6,000 shares of the Company's common stock at a price per share equal to the closing price of the Company's stock on NASDAQ on that date.  Each option has a term of ten years and becomes exercisable in full six months after the date of grant.   For each outstanding stock option award, the value shown is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (as opposed to what is included in the Company's financial statements).  See the Company’s Annual Report (Footnote 6) for the years ended December 31, 2010, 2009, and 2008 for the assumptions made in the valuation of stock options.

(3) The Company also makes Company aircraft available to directors for personal use if such use does not conflict with any business purpose for the aircraft.  Reimbursement of the Company's incremental cost is required for personal use of Company aircraft, which is calculated using average variable operating cost (including fuel, maintenance, use tax and other miscellaneous variable costs).

The following table summarizes securities issued and to be issued under the Company’s equity compensation plans as of December 31, 2010:

Executive Compensation Plan Summary

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation Plans approved by Shareholders	7,644,313	$15.707	10,576,765
Equity Compensation Plans not approved by Shareholders	--	--	--
Total	7,644,313	$15.707	10,576,765

Compensation Committee Interlocks and

Insider Participation

            The Compensation Committee is currently comprised solely of members of the Company’s Board of Directors who are independent under the applicable NASDAQ listing standards. The Compensation Committee is responsible for supervising the Company’s executive compensation arrangements, including the making of decisions with respect to the award of stock-based incentives for executive officers.

CERTAIN TRANSACTIONS

            The Audit Committee of the Company reviews and approves all related party transactions in accordance with its Charter.  The Code of Business Conduct and Ethics requires directors, officers, and employees to report these types of matters.  In addition, the Company uses questionnaires for its directors and officers annually in part to discover any unreported related-party transactions.  The approval of the Audit Committee is required for related-party transactions.

            Since 1978, prior to the time the Company became a publicly held corporation, the Company has leased a building that previously housed its main office, manufacturing and warehouse facilities, and currently houses production operations for the Company’s fire protection products. The lessor for that building is G & C Associates, a general partnership, and nearly all of the partnership interests in G & C Associates are held by persons related to Fred Bauer.  The lease is a “net” lease, obligating the Company to pay all expenses for maintenance, taxes, and insurance, in addition to rent.  During 2010, the rent paid to this partnership was $52,153, and the rent for the current fiscal year is the same.  The Board of Directors believes that the terms of this lease are at least as favorable to the Company as could have been obtained from unrelated parties.

            Philip A. Sotok, the son of director Frederick Sotok, is a majority owner of an entity that has an indirect interest in a vendor of the Company.  For a period of time, ending in 2011, the Company has agreed to utilize this vendor, a certified minority supplier, as a distributor for certain electronic components.  This vendor expects to realize net distribution fees of approximately $900,000 during 2011.  By virtue of the above-described indirect interest, Philip A. Sotok could realize approximately $3,600 for such period of time.

            Jeremy Fogg, Vice President, Mechanical Engineering and Program Management, is the son-in-law of Fred Bauer, the Company's Chairman of the Board and Chief Executive Officer. In 2010, Jeremy Fogg earned $199,221, including profit-sharing and performance-based bonuses.  Jeremy Fogg also received an option to purchase 9,530 shares of the Company's common stock at an exercise price of $19.525 and a restricted stock grant for 5,520 shares.  All of Mr. Fogg's compensation is determined under and in accordance with the Company's existing compensation plans and policies applicable to all salaried employees.

            The Company is highly selective, and hires new employees based upon merit. Employees may also be eligible for certain other benefits which are similarly available on no less favorable terms to other employees of the Company at the same level and pay rate.  Family members of any employee are not discouraged from seeking employment.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS – PRINCIPAL ACCOUNTING FEES AND SERVICES

The Audit Committee and Board of Directors have selected, and submit to shareholders for ratification, Ernst & Young LLP to serve as the Company’s independent auditors for the fiscal year ending December 31, 2011.  The following fees were billed by Ernst & Young LLP, the Company’s independent auditors, for the services provided to the Company during the fiscal years ended December 31:

	2010	2009
Audit Fees	$197,400	$192,700
Audit-Related	--	--
Tax Fees	--	--
All Other	--	--
Total	$197,400	$192,700

Audit fees include the annual audit of the Company’s consolidated financial statements, the audit of internal control over financial reporting, timely quarterly reviews, foreign statutory audits and consultations concerning accounting matters associated with the annual audit.  Any non-audit services are pre-approved by the Audit Committee pursuant to the Revised Audit Committee Procedures for Approval of Audit and Non-audit Services by Independent Auditors, which is attached as Appendix A to this Proxy Statement.

Although ratification of the independent auditors by the Company’s shareholders is not legally required, our Audit Committee and Board of Directors believes that submission of this matter to the shareholders follows sound business practice and is in the best interest of shareholders in the current environment.  If the shareholders do not approve the selection of Ernst & Young LLP, the selection of such firm as our independent auditors will be reconsidered by the Audit Committee.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire.

            The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP to serve as the Company's independent auditors for fiscal year ended December 31, 2011.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As described in the detail under the Compensation Discussion and Analysis, the Company's compensation system is intended to create and maintain an entrepreneurial culture; motivate employees to continue technical developments and improve customer satisfaction; and create and maintain teamwork (as all salaried employees are subject to the same system).  The Company’s current pay (salary and bonus) has, historically, been relatively low, in favor of stock-based compensation.  The Company believes that by emphasizing stock-based incentives, the interests of our named executive officers (and all salaried employees) are aligned with the interests of our shareholders, while remaining appropriately structured so as not to encourage inappropriate risk taking.  Shareholders are encouraged to read the Compensation Discussion and Analysis, the Company compensation tables, and the related narrative disclosure.

In accordance with recent legislation, the Company is providing shareholders with an advisory (nonbinding) vote on compensation programs for named executive officers (sometimes referred to as "say-on-pay").  Accordingly, you may vote on the following resolution at the 2011 Annual Meeting of Shareholders:

            RESOLVED, that the shareholders approve, on an advisory basis, of the compensation of the Company's named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Company compensation tables, and the related narrative in this Proxy Statement.

            This vote is nonbinding.  The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of this advisory vote when considering future executive compensation decisions, to the extent they can determine the cause or causes of any significant negative voting results.

            The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Company compensation tables, and the related narrative disclosure.

ADVISORY VOTE ON THE FREQUENCY OF A SHAREHOLDER ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

            In addition to providing shareholders with the opportunity to cast an advisory vote on named executive officer compensation as set forth above, the Company is providing shareholders with an advisory vote on whether named executive officer compensation should be held every one, two, or three years.  The Board believes that the frequency of every two years for an advisory vote on named executive officer compensation is an optimal interval for conducting and responding to a "say-on-pay" vote.  Biennial advisory votes strike the appropriate balance by allowing shareholders to evaluate compensation over a longer period than just one year, but still allowing input in an appropriate timeframe.  Voting every two years avoids short-term thinking for both the Company and the shareholders, keeps the Company and its shareholders from expending resources every year on this issue, and allows the Company time to address any negative reaction to compensation of the Company’s named executive officers.  The Company is a perfect candidate for biennial advisory votes in that it has not significantly changed its compensation system for a significant number of years, since the compensation system has been achieving its objectives of creating and maintaining an entrepreneurial culture where our named executive officers (and all salaried employees) win when our shareholders win.  There are no current plans to significantly change the Company's compensation system.  In addition, shareholders who have concerns about executive compensation during the interval between "say-on-pay" advisory votes are welcome to bring their specific concerns to the attention of the Board of Directors.  Please refer to the Shareholder Communications with Members of the Board of Directors section of the Proxy Statement for information by communicating with the Board.

            The Proxy Card or Voting Instruction Form provides shareholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the Board's recommendation.

            Although this advisory vote on the frequency of the say-on-pay is nonbinding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on named executive officer compensation.

            The Board unanimously recommends that you vote FOR the frequency option of every TWO years for future advisory votes on executive compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

            Based upon a review of Forms 3, 4, and 5 furnished to the Company during or with respect to the preceding fiscal year and written representations from certain reporting persons, the Company is not aware of any failure by any reporting person to make timely filings of those Forms as required by Section 16(a) of the Securities Exchange Act of 1934.

SHAREHOLDER PROPOSALS

            Any proposal of a shareholder intended to be presented at the 2012 Annual Meeting of the Company must be received by the Company at its headquarters, c/o Corporate Secretary’s Office, 600 North Centennial Street, Zeeland, Michigan 49464, no later than December 4, 2011, if the shareholder wishes the proposal to be included in the Company’s Proxy Statement relating to that meeting.  In addition, the Company’s Bylaws contain certain notice and procedural requirements applicable to shareholder proposals, irrespective of whether the proposal is to be included in the Company’s Proxy materials.  To be timely, such a shareholder's notice must be delivered, or mailed and received at, the Company's headquarters as set forth in the Company’s Bylaws.  A copy of the Company’s Bylaws is filed with the Securities and Exchange Commission and can be obtained from the Public Reference Section of the Commission or the Company.

MISCELLANEOUS

            The Company’s Annual Report to Shareholders, including financial statements, is being delivered to shareholders with this Proxy Statement.

Management is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement.  If other business should come before the meeting, it is the intention of the persons named as Proxy holders in the accompanying Proxy to vote the shares in accordance with their judgment.  Discretionary authority to do so is included in the Proxy.

The cost of the solicitation of Proxies will be borne by the Company.  In addition to the use of the mail and e-mail, Proxies may be solicited personally or by telephone or facsimile by a few regular employees of the Company without additional compensation.  The Company does not intend to pay any compensation for the solicitation of Proxies, except that brokers, nominees, custodians, and other fiduciaries will be reimbursed by the Company for their expenses in connection with sending Proxy materials to registered and beneficial owners and obtaining their Proxies.

Shareholders are urged to promptly vote your shares on the Internet (preferred method), via telephone, or by dating, signing, and returning the accompanying Proxy in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Connie Hamblin

Connie Hamblin
Secretary

April 4, 2011

(This page intentionally left blank)

APPENDIX A

Revised Audit Committee

Procedures for Approval of Audit and Non-Audit

Services by Independent Auditors

The following procedure is adopted by the Audit Committee relating to the approval of audit and non-audit services provided by the Company’s independent auditors.

1.                  The Committee has reviewed and approved work to be performed by the independent auditors in the areas of tax, audit and advisory services and subcategories within each category as designated on the attached schedule.

2.                  Any additional audit and non-audit work performed by the independent auditors that is not included on the attached schedule must be specifically pre-approved as follows:

a.       If the proposed independent auditors’ engagement is equal to or less than $25,000, the Chairman of the Audit Committee must pre-approve the work and will communicate his approval to the full Audit Committee at the next regularly scheduled meeting of the Audit Committee.

b.      If the proposed independent auditors’ engagement is greater than $25,000, the full Audit Committee must pre-approve the work.

3.                  The independent auditors may not conduct any work that is prohibited by applicable SEC rules or regulations.

Effective October 30, 2003

©2011, Gentex Corporation, 600 North Centennial Street, Zeeland, MI 49646

GENTEX CORPORATION

The Board of Directors recommends that you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominees(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors for a three-year term:	[__]	[__]	[__]

     NOMINEES:

01)     Arlyn Lanting

02)     Mark Newton

03)     Richard Schaum

The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain

2. A shareholder proposal requesting that the Board of Directors issue a sustainability report.		[__]	[__]	[__]

The Board of Directors recommends you vote AGAINST the following proposal:

3. A shareholder proposal requesting that the Board of Directors initiate the steps required to declassify the Board of Directors.		[__]	[__]	[__]

The Board of Directors makes NO RECOMMENDATION for how you should vote on the following proposal:

4. A shareholder proposal requesting that the Board of Directors initiate the steps to provide that Director nominees are elected by a majority vote in non-contested Director elections.		[__]	[__]	[__]

The Board of Directors recommends you vote FOR the following proposal:

5. Ratify the appointment of Ernst & Young LLP as the Company’s auditors for the fiscal year ending December 31, 2011.		[__]	[__]	[__]

The Board of Directors recommends you vote FOR the following proposal:

6. To approve, by non-binding vote, compensation of named executive officers.		[__]	[__]	[__]

The Board of Directors recommends you vote for 2 years:	1 Year	2 Years	3 Years	Abstain

7. To Recommend, by non-binding vote, the frequency of shareholder votes on named executive officer compenstation.	[__]	[__]	[__]	[__]

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	[__]

Please check this box if you plan to attend the meeting.	[__]

Please check this box if you wish to receive only one annual report, proxy statement, prospectus or other disclosure document at the address shown on this proxy card.	[__]

NOTE: Please sign as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator,

trustee or guardian, please give full title as such.

Signature (PLEASE SIGN WITHIN BOX)	Date	Signature (Joint Owners)	Date

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF GENTEX CORPORATION

                        The undersigned hereby appoints Connie Hamblin and Enoch Jen, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Gentex Corporation Common Stock, which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Gentex Corporation to be held May 12, 2011, or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

            THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED.  IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, AGAINST PROPOSAL 2 (sustainability report), AGAINST PROPOSAL 3 (declassify the Board), ABSTAIN ON PROPOSAL 4 (majority voting in director elections), FOR PROPOSAL 5 (ratify the auditors), FOR PROPOSAL 6 (approve compensation of named executive officers), FOR 2 YEARS ON PROPOSAL 7 (frequency of shareholder votes on named executive officer compensation), AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)